AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

STRATAGENE HOLDING CORPORATION,

SHC ACQUISITION SUB, INC.

AND

HYCOR BIOMEDICAL INC.

July 24, 2003

i

EXHIBITS

EXHIBIT A-1	Lock-Up Agreement for Stratagene Stockholders
EXHIBIT A-2	Lock-Up Agreement for Joseph A. Sorge
EXHIBIT A-3	Lock-Up Agreement for Hycor Directors and Officers
EXHIBIT B	Certificate of Merger
EXHIBIT C	Stratagene Restated Certificate
EXHIBIT D	Form of Employment Agreement for Joseph A. Sorge
EXHIBIT E	Directors and Committees

INDEX OF DEFINED TERMS

	Section

Agreement	Preamble
Antitrust Laws	5.7	(b)
Audited Combined Consolidated Financials	5.21
BCH	3.1	(c)
Biocrest Entities	5.17
bylaws	2.1
Cenetron Diagnostics	5.17
Cenetron Management	5.17
CERCLA	2.16	(b)
Certificate of Incorporation	2.1
Certificate of Merger	1.1
Certificates	1.7	(c)
Closing	1.2
Closing Date	1.2
COBRA	2.10	(h)
Code	Recitals
Combined Consolidated Interim Balance Sheet	3.5	(c)
Combined Consolidated Interim Financial Statements	3.5	(c)
Combined Consolidated Year End Balance Sheets	3.5	(c)
Confidentiality Agreement	5.5
Converted Notes	5.18
Copyrights	2.11	(a)(iii)
D&O Insurance	5.16	(a)
Delaware Law	Recitals
Effective Time	1.2
Employment Contracts	2.10	(a)
ERISA	2.10	(a)
ERISA Affiliate	2.10	(f)
Exchange Act	2.5	(a)
Exchange Agent	1.7	(a)
Exchange Fund	1.7	(b)
Exchange Ratio	1.6	(a)
Expenses	7.3	(b)(i)
Extended Notes	5.18
Governmental Entity	2.3	(b)
Hazardous Materials	2.16	(b)
HSR Act	2.3	(b)
Hycor	Preamble
Hycor Balance Sheet	2.5	(a)
Hycor Balance Sheet Date	2.13
Hycor Common Stock	1.6	(a)
Hycor Companies	2.10	(a)
Hycor Disclosure Schedule	2

	Section

Hycor Employees	5.20
Hycor Financial Statements	2.5	(a)
Hycor Material Contracts	2.12
Hycor Option Plans	1.6	(c)
Hycor Options	1.6	(c)
Hycor Owned Intellectual Property	2.11	(b)
Hycor Owned Trade Secrets	2.11	(c)
Hycor Plans	2.10	(a)
Hycor SEC Documents	2.5	(a)
Hycor Shareholder List	1.6	(a)
Hycor Stockholders Meeting	2.9
Hycor Subsidiary	2.1	(b)
Intellectual Property Rights	2.11	(a)
Interim Financial Statements	3.5	(a)
Iobion	5.17
IRS	2.3	(b)
Lock Up Agreements	Recitals
Marks	2.11	(a)(i)
Material Adverse Effect	2
Merger	1.1
Merger Consideration	1.6	(a)
Merger Sub	Preamble
Merger Sub Common Stock	1.6	(d)
Multi-Employer Plan	2.10	(e)
Multiple Employer Plan	2.10	(e)
Non-Soliciting Party	4.2
Order	5.7	(b)
Patents	2.11	(a)(ii)
PBGC	2.10	(c)
Person	1.7	(e)
Phenogenex	5.17
Plans	2.10	(a)
Predecessor Hycor Employer	2.10	(a)
Predecessor Hycor Plan	2.10	(a)
Predecessor Stratagene Employer	3.10	(a)
Predecessor Stratagene Plan	3.10	(a)
Proxy Statement	2.9
Qualified Plans	2.10	(c)
Registration Statement	2.9
Sarbanes-Oxley Act	2.5	(b)
SEC	2.5
Section 16	5.20
Securities Act	2.5
Software	2.11	(a)(v)

v

	Section

Stratagene	Preamble
Stratagene Balance Sheet	3.5	(a)
Stratagene Balance Sheet Date	3.5	(a)
Stratagene Benefit Plans	5.20
Stratagene Bylaws	3.1	(a)
Stratagene Certificate of Incorporation	3.1	(a)
Stratagene Combined Consolidated Balance Sheets	3.5	(c)
Stratagene Combined Consolidated Financial Statements	3.5	(c)
Stratagene Common Stock	Recitals
Stratagene Companies	3.10	(a)
Stratagene Disclosure Schedule	3
Stratagene Financial Statements	3.5	(a)
Stratagene Interim Balance Sheet	3.5	(a)
Stratagene Material Contracts	3.12
Stratagene Notes	3.2
Stratagene Option Plans	3.2
Stratagene Options	3.2
Stratagene Owned Intellectual Property	3.11	(a)
Stratagene Owned Trade Secrets	3.11	(b)
Stratagene Plans	3.10	(a)
Stratagene Restated Certificate	5.15
Stratagene Subsidiary	3.1	(a)
Stratagene Year End Balance Sheet	3.5	(a)
Superior Proposal	4.2
Surviving Corporation	1.1
Takeover Proposal	4.2
Tax Returns	2.25	(b)
Taxes	2.25	(a)
Termination Fee	7.3	(b)(ii)
Trade Secrets	2.11	(a)(iv)

AGREEMENT AND PLAN OF REORGANIZATION

      This AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of July 24, 2003, by and among STRATAGENE HOLDING CORPORATION, a Delaware corporation (“Stratagene”), SHC ACQUISITION SUB, INC., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Stratagene, and HYCOR BIOMEDICAL INC., a Delaware corporation (“Hycor”).

RECITALS

      A.     Stratagene and Hycor have determined that it would be appropriate and in their respective best interests for Merger Sub to merge with and into Hycor upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”).

      B.     The Board of Directors of Hycor (i) has determined that the Merger and the other transactions contemplated by this Agreement are advisable, fair and in the best interests of its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Hycor adopt and approve this Agreement and approve the Merger.

      C.     The Board of Directors of Stratagene (i) has determined that the Merger and the other transactions contemplated by this Agreement are advisable, fair and in the best interests of its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Stratagene adopt and approve this Agreement and approve the Merger and the issuance of shares of Stratagene’s common stock, $0.0001 par value (“Stratagene Common Stock”), pursuant to the Merger.

      D.     Concurrently with the execution of this Agreement, as a condition and inducement to the willingness of each of Hycor and Stratagene to enter into this Agreement, certain stockholders of the respective companies are entering into a Lock Up Agreement in the forms attached hereto as Exhibit A-1, A-2 or A-3 (the “Lock Up Agreements”).

      E.     The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.

THE MERGER

      1.1     The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Hycor (the “Merger”), the separate corporate existence of Merger Sub shall cease and Hycor shall continue as the surviving corporation and a subsidiary of Stratagene. Hycor as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

      1.2     Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, Seventeenth Floor, 695 Town Center Drive, Costa Mesa, California 92626, or at such other location as the parties agree. In connection with the

Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the “Effective Time”).

      1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Hycor and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Hycor and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.4     Certificate of Incorporation; Bylaws.

      (a)     Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Hycor shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, which shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation, except that Article I of the certificate of incorporation shall be amended to read as follows: The name of this corporation is Hycor Biomedical Inc.

      (b)     Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.

      1.5     Directors and Officers. At the Effective Time, the initial directors of the Surviving Corporation shall be J. David Tholen, Joseph A. Sorge, and Carlton J. Eibl, each to hold office until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Hycor until their respective successors are duly elected or appointed and qualified.

      1.6     Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Hycor or the holders of any of the following securities:

(a) Conversion of Hycor Common Stock. At the Effective Time, all shares of Hycor common stock, $0.01 par value (“Hycor Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Hycor Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and each share of Hycor Common Stock will be converted automatically into the right to receive 0.6158 of a share of Stratagene Common Stock (adjusted appropriately for any stock splits, stock dividends or similar recapitalization occurring at or prior to the Effective Time) (the “Exchange Ratio”) (such shares of Stratagene Common Stock, in the aggregate, the “Merger Consideration”). At the Closing, Hycor shall deliver to Stratagene a certified list showing the name and address of each record holder of Hycor Common Stock and the exact number of shares held by each such holder (the “Hycor Shareholder List”).

(b) Cancellation of Hycor Common Stock Owned by Stratagene or Hycor. At the Effective Time, all shares of Hycor Common Stock that are owned by Stratagene or Hycor or any direct or indirect wholly owned subsidiary of Stratagene or of Hycor immediately prior to the Effective Time shall be canceled and extinguished and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(c) Stock Option Plans. At the Effective Time, all unexercised and unexpired options to purchase Hycor Common Stock (“Hycor Options”) then outstanding under any stock option plan of Hycor, including the Hycor Biomedical Inc. 2001 Stock Option Plan, the Hycor Biomedical Inc. 1992 Incentive Stock Plan, the Hycor Biomedical Inc. Nonqualified Stock Option Plan for Non-Employee Directors, as amended, and any other plan, agreement or arrangement (collectively, the “Hycor Option Plans”), whether or not then exercisable (all of which are set forth in Section 1.6(c) of the Hycor Disclosure Schedule), will be assumed by Stratagene. Each Hycor Option so assumed by Stratagene under this Agreement will continue to have, and be subject to, the same terms and conditions (including, except as set forth in the last sentence of this Section 1.6(c), vesting schedule) as set forth in the applicable Hycor Option Plan and any agreements thereunder immediately prior to the Effective Time, except that (i) each Hycor Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Stratagene Common Stock equal to the product of the number of shares of Hycor Common Stock that were issuable upon exercise of such Hycor Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Stratagene Common Stock, and (ii) the per-share exercise price for the shares of Stratagene Common Stock issuable upon exercise of each such assumed Hycor Option will be equal to the quotient determined by dividing the exercise price per share of Hycor Common Stock at which such Hycor Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The conversion of any Hycor Options to which Section 421(a) of the Code applies into options to purchase Stratagene Common Stock shall be made in a manner consistent with Section 424(a) of the Code so as not to constitute a “modification” of such Hycor Options within the meaning of Section 424 of the Code. Each such converted Hycor Option shall remain subject to the terms and conditions of the Hycor Option Plan pursuant to which such Hycor Option was granted and the agreement evidencing the grant of such Hycor Option.

(d) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock, $0.01 par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value, of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Stratagene. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Appraisal Rights. Notwithstanding Section 1.6(a), if for any reason appraisal rights under Section 262 of Delaware Law become available to holders of Hycor Common Stock in connection with the Merger, the shares of Hycor Common Stock outstanding immediately prior to the Effective Time and held by a holder who properly exercises and perfects appraisal rights for such shares of Hycor Common Stock in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or effectively withdraws or loses his or her right to appraisal, such shares of Hycor Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. Hycor shall give Stratagene prompt notice of any demands received by Hycor for appraisal of shares of Hycor Common Stock, and Stratagene shall have the right to participate in all negotiations and proceedings with respect to such demands. Hycor shall not, except with the prior written consent of Stratagene, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder pursuant to a right of appraisal will be paid by Hycor.

(f) Fractional Shares. No certificates or scrip representing fractional shares of Stratagene Common Stock shall be issued, and no holder of shares of Hycor Common Stock shall be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Stratagene with respect to any fractional shares of Stratagene Common Stock that would otherwise be issued to such stockholder. In lieu of any fractional shares of Stratagene Common Stock that would otherwise be issued, each stockholder that would have been entitled to receive a fractional share of Stratagene Common Stock shall, upon proper surrender of such person’s Certificates (as defined below), receive a cash payment equal to such fraction multiplied by the closing price of one share of Hycor Common Stock as reported on the Nasdaq National Market System two trading days immediately prior to the Effective Time.

      1.7     Surrender of Certificates.

      (a)     Exchange Agent. Continental Stock Transfer & Trust, or such other company designated by Hycor and reasonably satisfactory to Stratagene if Continental Stock Transfer & Trust is unable or unwilling to serve, shall act as exchange agent (the “Exchange Agent”) in the Merger.

      (b)     Stratagene to Provide Common Stock and Cash. Promptly after the Effective Time, Stratagene shall make available to the Exchange Agent for exchange in accordance with this Article I (i) the certificates representing the Merger Consideration and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(f). Stratagene agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions payable pursuant to Section 1.7(d). Any dividends or distributions to which holders of unexchanged shares of Hycor may be entitled pursuant to Section 1.7(d) shall be paid to the Exchange Agent at the same time Stratagene pays such dividends to other holders. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Hycor Common Stock pursuant to this Agreement out of the Exchange Fund (as defined below). Any cash and certificates representing Stratagene Common Stock deposited with the Exchange Agent shall be referred to herein as the “Exchange Fund.”

      (c)     Exchange Procedures. Promptly (and in no event more than five business days) after the Effective Time, Stratagene and Hycor shall instruct the Exchange Agent to mail to each holder of record (immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Hycor Common Stock, whose shares were converted into the right to receive shares of Stratagene Common Stock, and cash in lieu of fractional shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Hycor and Stratagene may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Hycor Common Stock represented by such Certificate (after taking into account all shares of Hycor Common Stock then held by such holder), cash in lieu of fractional shares of Stratagene Common Stock to which such holder is entitled pursuant to Section 1.6(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(d), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Hycor Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Stratagene Common Stock into which such shares of Hycor Common Stock shall have been so converted, the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(d).

      (d)     Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Stratagene Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Stratagene Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 1.7. Subject to applicable law, following surrender of any such Certificate, the Exchange Agent shall deliver to the record holder of the certificates representing whole shares of Stratagene Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Stratagene Common Stock.

      (e)     Transfers of Ownership. If any certificate representing shares of Stratagene Common Stock is to be issued in a name other than the name in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Stratagene or any agent designated by it any transfer tax or other taxes required by reason of the issuance of a certificate for shares of Stratagene Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Stratagene or any agent designated by it that any such taxes have been paid or are not payable. For purposes of this Agreement, “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

      (f)     No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, Stratagene, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      1.8     No Further Ownership Rights in Hycor Common Stock. All shares of Stratagene Common Stock issued upon the surrender for exchange of shares of Hycor Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Hycor Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Hycor Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates for Hycor Common Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

      1.9     Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the receipt of an affidavit of that fact from the holder thereof, such shares of Stratagene Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Stratagene may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond or indemnity agreement as it may reasonably direct as security against any claim that may be made against Stratagene, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      1.10     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Hycor and Merger Sub, the officers and directors of Hycor, Stratagene and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF HYCOR

      In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any Person means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole. In this Agreement, any reference to a “Material Adverse Effect” with respect to any Person means any effect that individually or taken together with other effects is materially adverse to (i) the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole or (ii) the ability of such Person to consummate the transactions contemplated by this Agreement. In this Agreement, any reference to a party’s “knowledge” means the actual knowledge of such party’s executive officers after such inquiry, if any, as they deem reasonably necessary of employees, officers and directors of such party charged with senior administrative or operational responsibility for such matters.

      Except as disclosed in the specific corresponding section of the document of even date herewith delivered by Hycor to Stratagene prior to the execution and delivery of this Agreement (the “Hycor Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate, Hycor represents and warrants to Stratagene as follows:

      2.1     Organization, and Qualification; Subsidiaries.

      (a)     Hycor is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect on Hycor. Hycor has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority and governmental approvals is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hycor. Hycor has heretofore made available to Stratagene a complete and correct copy of its certificate of incorporation (including all certificates of determination or the equivalent thereof) and bylaws, each as amended to the date hereof (the “Certificate of Incorporation” and “bylaws,” respectively). Such Certificate of Incorporation and bylaws are in full force and effect. Hycor is not in violation of any provision of its Certificate of Incorporation or bylaws.

      (b)     Section 2.1(b) of the Hycor Disclosure Schedule sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each Person that is a subsidiary of Hycor (for purposes of this Section 2.1(b), each a “Hycor Subsidiary”). Except for the Hycor Subsidiaries, Hycor does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business or other Person, other than publicly traded securities constituting less than one percent of the outstanding equity of the issuing entity. Except as set forth in Section 2.1(b) of the Hycor Disclosure Schedule, all outstanding capital stock or other ownership interest of each Hycor Subsidiary is, directly or indirectly, owned (of record and beneficially) by Hycor free and clear of any liens, options or encumbrances of any kind, restrictions on transfers (other than restrictions on transfer arising under applicable securities laws), claims or charges of any kind, and is validly issued, fully paid and nonassessable, and there is no outstanding option, right or agreement of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Hycor Subsidiary to any Person except Hycor. Each Hycor Subsidiary (a) is a corporation or other entity as identified in Section 2.1(b) of the Hycor Disclosure Schedule duly organized, validly existing and in good standing under the laws of its state of organization; (b) has all requisite power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation or other entity in good standing in every jurisdiction in which such qualification is required, except in the case of clause (c), for any failures to qualify or be licensed as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hycor. Hycor has made available to Stratagene complete and correct copies of the certificate of incorporation, bylaws or similar organizational documents of each Hycor Subsidiary, as presently in effect. With respect to any exception to ownership set forth in Section 2.1(b) of the Hycor Disclosure Schedule, the schedule completely and correctly identifies the record and the beneficial owner of any such shares or ownership interests, whether such record or beneficial owner is an employee, agent or affiliate of Hycor, and any agreement, arrangement or understanding, whether written or oral, with respect to such ownership.

      2.2     Capitalization. The authorized capital stock of Hycor consists of 20,000,000 shares of Hycor Common Stock and 3,000,000 shares of preferred stock. As of the close of business on July 24, 2003, 8,077,839 shares of Hycor Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. As of the close of business on July 24, 2003, except for (a) 1,685,125 shares of Hycor Common Stock reserved for issuance pursuant to the Hycor Options and (b) 221,439 shares of Hycor Common Stock reserved for issuance pursuant to Hycor’s employee stock purchase plan, there are not now, and other than as permitted by Section 4.1(b)(xv) hereof there will not be at the Effective Time, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating Hycor to issue, transfer or sell any shares of its capital stock or bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) of, or other equity interest in, Hycor or securities convertible into or exchangeable for such shares or equity interest or obligating Hycor to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Since April 10, 2003, Hycor has not issued any shares of its capital stock, except pursuant to the exercise of Hycor Options and Hycor’s employee stock purchase plan. All issued and outstanding shares of Hycor Common Stock are, and all shares of Hycor Common Stock which may be issued pursuant to the exercise of outstanding Hycor Options will be when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable, and such issuance will not violate any preemptive rights under law or otherwise. There are no outstanding contractual obligations of Hycor or any Hycor Subsidiary (a) restricting the transfer of, (b) affecting the voting rights of, (c) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (d) requiring the registration for sale of, or (e) granting any preemptive or antidilutive right with respect to, any shares of Hycor Common Stock or any capital stock of, or other equity interests in, Hycor or any Hycor Subsidiary not described in Section 2.2 of the Hycor Disclosure Schedule.

      2.3     Authority; Governmental Consents.

      (a)     Authority. Hycor has the corporate power and authority to execute and deliver this Agreement and, subject only to the approval and adoption of this Agreement and the Certificate of Merger by the stockholders of Hycor as contemplated by Section 6.1(a), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Hycor and the consummation by Hycor of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Hycor, subject, in the case of the Merger, to the approval thereof by the holders of Hycor Common Stock required under Delaware Law and the Certificate of Incorporation and bylaws of Hycor. This Agreement has been duly and validly executed and delivered by Hycor, and, assuming this Agreement constitutes a valid and binding obligation of Stratagene and Merger Sub, this Agreement constitutes a valid and binding agreement of Hycor, enforceable against Hycor in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

      (b)     Governmental Consents. Other than in connection with, or in compliance with, the provisions of Delaware Law with respect to the transactions contemplated hereby, the federal securities laws, the securities laws of the various states, notices to or filings with the Internal Revenue Service (the “IRS”) or the Pension Benefit Guaranty Corporation with respect to employee benefit plans, or under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no authorization, consent or approval of, or filing with, any Governmental Entity (as hereinafter defined) is necessary for the consummation by Hycor of the transactions contemplated by this Agreement. As used in this Agreement, the term “Governmental Entity” means any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

      2.4     No Violation. Neither the execution and delivery of this Agreement by Hycor nor the consummation by Hycor of the transactions contemplated hereby will (i) assuming the stockholder approval contemplated by Section 2.3(a) is obtained, constitute a breach or violation of any provision of the Certificate of Incorporation or bylaws of Hycor, (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or permit any other party to terminate, require the consent from or the giving of notice to any other party to, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any property or asset of Hycor or any of its subsidiaries under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Hycor or any of its subsidiaries, or by which any of them or any of their properties or assets, are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities, applicable corporate and securities laws, the rules of the Nasdaq Stock Market, Inc. and the National Association of Securities Dealers, Inc. and laws relating to employee benefit plans, conflict with or violate any order, judgment or decree, or to the knowledge of Hycor, any statute, ordinance, rule or regulation applicable to Hycor or any of its subsidiaries, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations, requirements for consent or notice or creation of liens and encumbrances which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Hycor.

      2.5     SEC Reports and Financial Statements; Sarbanes-Oxley Act Compliance.

      (a)     Hycor has timely filed with the Securities and Exchange Commission (the “SEC”) all forms, reports and documents required to be filed by it under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) since January 1, 2000 and prior to the date hereof (the “Hycor SEC Documents”), and has made copies of all such forms, reports and documents available to Stratagene. Each Hycor SEC Document (i) as of its filing date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (except any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent Hycor SEC Document). The audited and unaudited consolidated financial statements of Hycor included in any Hycor SEC Document (the “Hycor Financial Statements”) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present the financial position of Hycor and its subsidiaries as of the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hycor, and except for the absence of certain footnote information in the unaudited statements. Hycor and its subsidiaries do not have any material liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on its consolidated balance sheet as at March 31, 2003 (including the notes thereto and the other disclosures made in Hycor’s Form 10-Q for the quarter ended March 31, 2003) (the “Hycor Balance Sheet”) included in the Hycor SEC Documents, or (ii) incurred in the ordinary course of business consistent with past practice since such date. Any such liability incurred in the ordinary course of business since March 31, 2003, which as of the date of this Agreement individually or taken together with all related liabilities in the aggregate exceeds $500,000 is listed or described on Section 2.5(a) of the Hycor Disclosure Schedule.

      (b)     Each required form, report and document containing financial statements that Hycor has filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Hycor’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such act or the Exchange Act (collectively, the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification (a) was true and accurate and complied with the Sarbanes-Oxley Act, (b) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (c) has not been modified or withdrawn. Neither Hycor nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. Hycor’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable Hycor to comply with, and the appropriate officers of Hycor to make all certifications required under, the Sarbanes-Oxley Act.

      2.6     Compliance with Applicable Laws and Permits; Regulatory Matters. Hycor and each of its subsidiaries has in effect and holds all permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments, and Hycor and each of its subsidiaries has made all filings and registrations and the like necessary or required by law to conduct its business as presently conducted, other than such permits, licenses, orders, authorizations, registrations, approvals, and other instruments, the absence of which is not reasonably likely to have a Material Adverse Effect on Hycor. Neither Hycor nor any of its subsidiaries has received any written governmental notices within two years prior to the date hereof alleging any violation by it of any such laws, rules, regulations or orders that has not been cured as of the date hereof. Neither Hycor nor any of its subsidiaries is in default or noncompliance under any (a) permits, consents or similar instruments, or

(b) business and local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity, other than such default or noncompliance which is not reasonably likely to have a Material Adverse Effect on Hycor.

      2.7     Certain Agreements Affected by the Merger. Except as set forth in Section 2.7 of the Hycor Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, consultant or employee of Hycor or any of its subsidiaries, (ii) increase any benefits otherwise payable by Hycor or any of its subsidiaries to any Person or result in the acceleration of the time of payment or vesting of any such benefits, or (iii) result in any other detriment or require any other payment under the terms, conditions or provisions of any note, bond, mortgage or indenture or require a payment in excess of $100,000 under the terms, conditions or provisions of any license, lease, contract, agreement or other instrument or obligation, in either case to which Hycor or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound.

      2.8     Litigation. Except as set forth in Section 2.8 of the Hycor Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Hycor, threatened since January 1, 2002 against Hycor or any of its subsidiaries and no such item listed in such Section 2.8, individually or in the aggregate, if adversely determined is reasonably likely to have a Material Adverse Effect on Hycor or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Neither Hycor nor any of its subsidiaries is a party to or bound by any outstanding order, writ, injunction or decree which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Hycor or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

      2.9     Registration Statement; Proxy Statement/ Prospectus. The information supplied by Hycor for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Stratagene Common Stock to be issued in the Merger will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Hycor for inclusion in the proxy statement/prospectus (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement”) to be provided to the stockholders of Hycor in connection with the meeting of Hycor’s stockholders to consider the Merger (the “Hycor Stockholders Meeting”) shall not, on the date the Proxy Statement is first mailed to Hycor stockholders, at the time of the Hycor Stockholders Meeting or at the Effective Time, contain any statement which, at any such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Hycor Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Hycor which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Hycor shall promptly inform Stratagene and supplement the Proxy Statement. Notwithstanding the foregoing, Hycor makes no representation, warranty or covenant with respect to any information supplied by or respecting Stratagene or any of its subsidiaries (other than information supplied by and with respect to Hycor) which is contained in any of the foregoing documents.

      2.10     Employee Benefit Plans.

      (a)     Plans. Section 2.10(a) of the Hycor Disclosure Schedule includes a complete list of all employee benefit plans and programs providing benefits to any employee or former employee (“Plans”) sponsored or maintained by Hycor or any of its subsidiaries or to which Hycor or any of its subsidiaries contributes or is obligated to contribute (the Hycor Plans”) and all written employment, severance, consulting and other compensation contracts (“Employment Contracts”) between Hycor or any of its subsidiaries and any current, or former (to the extent obligations of Hycor or any of its subsidiaries are outstanding) director, officer, employee or consultant thereof as to which there is any current or potential liability or obligation to Hycor or its subsidiaries in excess of $100,000. Hycor and its subsidiaries are not party to any oral Employment Contract that is not terminable at will. Except as disclosed on Section 2.10(a) of the Hycor Disclosure Schedule, no oral Employment Contract requires payments by Hycor or any of its subsidiaries in excess of $75,000 annually. Each of the Hycor Plans may be amended or terminated at any time by action of the Hycor Board of Directors, or such Hycor Subsidiary’s Board of Directors, as the case may be, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the applicable Hycor Plan and compliance with applicable laws and regulations. Without limiting the generality of the foregoing, the term “Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”), and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. For all purposes of this Agreement, the term “Hycor Plan” shall include any Predecessor Hycor Plans (as defined herein). “Predecessor Hycor Plan” shall mean any plan, program, policy, practice, arrangement or system as otherwise described in this Section 2.10(a)but which was maintained, contributed to or resulted in or may result in liability to any Predecessor Hycor Employer (as defined herein) or any of Hycor, its affiliates or subsidiaries or their respective ERISA Affiliates (“Hycor Companies”). “Predecessor Hycor Employer” shall mean any employer, entity or business operation acquired by any of the Hycor Companies in any type of acquisition (including, without limitation, a merger, stock acquisition or asset acquisition).

      (b)     Documents. With respect to each Hycor Plan, Hycor has made available to Stratagene a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the IRS, if any; and (vii) each Employment Contract, except for any Employment Contract with a foreign employee of Hycor or any of its subsidiaries requiring payments by Hycor or any of its subsidiaries not in excess of $100,000.

      (c)     Compliance. All Hycor Plans are in compliance with all applicable provisions of ERISA, the Code and all laws and regulations applicable to such Hycor Plans, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect on Hycor. With respect to each Hycor Plan that is intended to qualify under Section 401(a) of the Code (“Qualified Plans”), either (i) the IRS has issued a favorable determination opinion, notification or advisory letter, a copy of which has been provided to Stratagene, or (ii) the remedial amendment period under applicable IRS pronouncements in which to apply for such letter and make any amendments that are necessary to obtain a favorable determination as to the qualified status of such Qualified Plan has not yet expired, such determination letters have not been revoked by the IRS, the scope of such determination letters are complete and do not exclude consideration of any of the requirements or matters referred to in Section 5 of Revenue Procedure 2003-6, nothing has occurred since the date of each such determination letter that could adversely affect the tax exempt status of such Hycor Plan or the tax exempt status of any related trust, and any and all amendments to each Hycor Plan not covered by an IRS determination letter do not adversely affect the qualified and tax exempt status of such plan. Any previously terminated Hycor Plan intended to comply with Section 401(a) of the Code was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Hycor Plan and the requirements of the Pension Benefit Guaranty Corporation (“PBGC”), to the extent applicable, were fully satisfied.

      (d)     Contributions. Except where such failure is not reasonably likely to have a Material Adverse Effect on Hycor, all contributions required to be made by Hycor or any of its subsidiaries to any Hycor Plan under applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Hycor Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected in the Hycor Financial Statements to the extent required under generally accepted accounting principles.

      (e)     Multi-Employer Plan Etc. No Hycor Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, no Hycor Plan is a “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA (a “Multi-Employer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA and which is subject to Title IV of ERISA (a “Multiple Employer Plan”).

      (f)     Liabilities. There does not now exist, nor, to the knowledge of Hycor, do any circumstances exist that would reasonably be expected to result in, any liability to any Hycor Company under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) Section 4975 of the Code or Section 502(i) of ERISA, (v) Section 502(l) of ERISA, (vi) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, except for liability resulting from regular claims for benefits under any self-funded plan that do not individually exceed $10,000, or (vii) corresponding or similar provisions of foreign laws or regulations. Without limiting the generality of the foregoing, (i) neither of Hycor nor any ERISA Affiliate of Hycor has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA, (ii) no liability under Title IV or a violation of Section 302 of ERISA has been incurred by Hycor or any of its subsidiaries that has not been satisfied in full, and Hycor is not aware of any condition that exists that presents a material risk to Hycor or any of its subsidiaries of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and for contributions due to a pension plan (for which a contribution has been paid through the end of 2000), (iii) no Hycor Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Hycor Plan ended prior to the Effective Time and (iv) neither Hycor nor any ERISA Affiliate of Hycor has engaged in a transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. An “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Hycor or Stratagene, as appropriate, or that is a member of the same “controlled group” as Hycor or Stratagene, as appropriate, pursuant to Section 4001(a)(14) of ERISA.

      (g)     Claims. There are no pending, or to the knowledge of Hycor, no threatened or anticipated claims by or on behalf of any Hycor Plan, by any employee or beneficiary covered under any such Hycor Plan, or otherwise involving any such Hycor Plan (other than routine claims for benefits).

      (h)     COBRA etc. With respect to each Hycor Plan, Hycor and its subsidiaries have complied (except to the extent that such failure to comply is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Hycor) with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder.

      2.11     Intellectual Property.

      (a)     Certain Definitions. The term “Intellectual Property Rights” shall mean intellectual property rights arising from or in respect to the following:

(i) fictional business names, trade names, trademarks and service marks, logos, Internet domain names, and general intangibles of a like nature (collectively, “Marks”);

(ii) patents and applications therefor, including continuation, divisional, continuation-in-part, or reissue patent applications and patents issuing thereon (collectively, “Patents”);

(iii) copyrights and registrations and applications therefor (collectively, “Copyrights”) and mask work rights;

(iv) know-how, inventions, discoveries, concepts, methods, processes, designs, formulae, technical data, drawings, specifications, data bases and other proprietary and confidential information, including customer lists (collectively, “Trade Secrets”); and

(v) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, databases and compilations, flow-charts and other work product used to design, plan, organize and develop any of the foregoing (collectively, “Software”).

      (b)     Section 2.11(b) of the Hycor Disclosure Schedule sets forth an accurate and complete list of: (i) all registered Marks and pending applications for registration of any Marks anywhere in the world; (ii) all Patents and application for Patents anywhere in the world; (iii) all registered Copyrights and pending applications for registration of any Copyrights anywhere in the world; and (iv) all Software owned by Hycor or any Hycor Subsidiary that is material to the operation of its business as presently conducted (collectively, “Hycor Owned Intellectual Property”). Except as set forth in Section 2.11(b) of the Hycor Disclosure Schedule, Hycor and its subsidiaries own all right, title, and interest in the Hycor Owned Intellectual Property, and Hycor and its subsidiaries have not granted to any Person an exclusive license to use any item of Hycor Owned Intellectual Property, nor has Hycor granted any rights to create any derivative works based on the Hycor Owned Intellectual Property. Except as set forth in Section 2.11(b) of the Hycor Disclosure Schedule, Hycor and its subsidiaries have not received any written notice or claim since January 1, 2002 challenging its right to use such Hycor Owned Intellectual Property. To Hycor’s or its subsidiaries’ knowledge, the Hycor Owned Intellectual Property is valid and enforceable and there are no legal proceedings before the United States Patent and Trademark Office or otherwise challenging the validity or enforceability of any Hycor Owned Intellectual Property.

      (c)     Trade Secrets. To their knowledge, Hycor and its subsidiaries have taken reasonable precautions in accordance with standard industry practice to protect the secrecy, confidentiality and value of all material Trade Secrets of Hycor or its subsidiaries (collectively, “Hycor Owned Trade Secrets”), including obtaining agreements from all employees imposing confidentiality obligations (including post-employment confidentiality obligations) and assigning any trade secrets developed by said employees during the course and scope of their employment to Hycor. Hycor and its subsidiaries have the right to use the Hycor Owned Trade Secrets which are material to the operation of their business as presently conducted in the manner in which such Hycor Owned Trade Secrets are currently being used, and Hycor and its subsidiaries have not received any written notice or claim since January 1, 2002 challenging its right to use such Hycor Owned Trade Secrets.

      (d)     Infringement. Except as set forth in Section 2.11(d) of the Hycor Disclosure Schedule, neither Hycor nor any of its subsidiaries is a party to any proceeding involving a claim of infringement, misappropriation or other wrongful use or exploitation of any other Person’s Intellectual Property Rights. To their knowledge, Hycor and its subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to any of their Intellectual Property Rights. To their knowledge, Hycor and its subsidiaries have not infringed any third party’s Intellectual Property Rights and no third party is infringing the Hycor Owned Intellectual Property or Hycor Owned Trade Secrets.

      (e)     Confidentiality. Hycor and its subsidiaries have taken reasonable steps to protect their Intellectual Property Rights, including, without limitation, requiring their employees, officers, directors and consultants to execute and deliver confidentiality, assignment of rights and non-disclosure agreements. To Hycor’s knowledge, no employee of Hycor or any of its subsidiaries is in violation of any material term (whether written or verbal) of any confidentiality or nondisclosure agreement.

      2.12     Contracts. Each material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Hycor or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound which involves (i) future payments of $100,000 or more or (ii) the termination of which is reasonably likely to have a Material Adverse Effect on Hycor (the “Hycor Material Contracts”) is in full force and effect and there are no defaults by Hycor or any of its subsidiaries or, to Hycor’s knowledge, any other party thereto under any Hycor Material Contract.

      2.13     Absence of Certain Changes. Except as set forth in Section 2.13 of the Hycor Disclosure Schedule, since March 31, 2003 (the “Hycor Balance Sheet Date”), each of Hycor and its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that, as of the date hereof, has resulted in, or is reasonably likely to result in, a Material Adverse Effect on Hycor; (ii) any acquisition, sale or transfer of any asset with a fair market value of greater than $100,000 of Hycor or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Hycor or any of its subsidiaries or any revaluation by Hycor or any of its subsidiaries of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Hycor or any of its subsidiaries, or any direct or indirect redemption, purchase or other acquisition by Hycor or any of its subsidiaries of any of its shares of capital stock or other securities; (v) (a) the entry by Hycor or any of its subsidiaries into any contract which involves future payment of $100,000 or more or (b) any amendment or termination of, or default under, any of the foregoing or any Hycor Material Contract; (vi) any amendment or change to its Certificate of Incorporation or bylaws; or (vii) any increase in or modification of the compensation or benefits payable or to become payable by Hycor or any of its subsidiaries to any of its directors or executive level employees, other than normal length of service adjustments in accordance with past practices. Neither Hycor nor any of its subsidiaries has agreed since the Hycor Balance Sheet Date to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations or discussions to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations or discussions with Stratagene and its representatives regarding the transactions contemplated by this Agreement).

      2.14     Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Hycor or any of its subsidiaries which in any case has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of Hycor or any of its subsidiaries, any acquisition of property by Hycor or any of its subsidiaries or the conduct of business by Hycor or any of its subsidiaries.

      2.15     Title to Property. Hycor and each of its subsidiaries has good and valid title to its properties, interests in properties and assets, real and personal, used in its business and reflected in the Hycor Balance Sheet or acquired after the Hycor Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Hycor Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in such property and assets, in every case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which are reflected on the Hycor Balance Sheet, and (iv) liens that in the aggregate are not reasonably likely to have a Material Adverse Effect on Hycor. The respective property and equipment of Hycor and each of its subsidiaries that is used in the operations of its business is in good operating condition and repair, normal wear and tear excepted. All properties used in the operation of Hycor and each of its subsidiaries are reflected in the Hycor Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Section 2.15 of the Hycor Disclosure Schedule identifies each parcel of real property owned or leased by Hycor and its subsidiaries as of the date of this Agreement.

      2.16     Environmental Matters.

      (a)     Hazardous Materials. Except as set forth on Section 2.16 of the Hycor Disclosure Schedule, during the period that Hycor or any of its subsidiaries has owned or leased its properties and facilities, (i) there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities by or on behalf of Hycor or any of its subsidiaries or, to the knowledge of Hycor, any other Person, in either case in violation of applicable laws, where such violation would be reasonably likely to result in a Material Adverse Effect on Hycor and (ii) neither Hycor nor any of its subsidiaries nor, to Hycor’s knowledge, any other Person, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials in a manner that would be reasonably likely to result in a Material Adverse Effect on Hycor. Hycor has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any such properties or facilities, which may have occurred prior to the time when Hycor or one of its subsidiaries took possession of any such properties or facilities and which would be reasonably likely to result in a Material Adverse Effect on Hycor.

      (b)     Certain Definitions. For purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”). For the purposes of this Section, “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is regulated under, or defined as a “hazardous substance,” “toxic substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials” or “hazardous chemical” under (1) CERCLA; (2) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; (3) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (4) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (5) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (6) regulations promulgated under any of the above statutes; or (7) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those statutes identified above.

      2.17     Employee Matters. Except as is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on Hycor, Hycor and each of its subsidiaries is in compliance with all applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Hycor and each of its subsidiaries has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages, except for arrears of wages less than $50,000 in the aggregate, or any taxes, except for taxes less than $25,000 in the aggregate, or any penalty for failure to comply with any of the foregoing, except for such penalties of less than $25,000 in the aggregate. Hycor and each of its subsidiaries is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), which in the aggregate exceed $25,000. There are no pending claims against Hycor or any of its subsidiaries for any amounts under any workers compensation plan or policy or for long term disability, which in the aggregate exceed $50,000. Neither Hycor nor any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are less than $25,000 in the aggregate. There are no controversies pending or, to the knowledge of Hycor, controversies that have been threatened since January 1, 2002, between Hycor and its subsidiaries on the one hand and any of their employees or former employees on the other hand, which controversies have resulted or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect on Hycor. Neither Hycor nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract and Hycor is not aware of any activities or proceedings of any labor union to organize any such employees. To Hycor’s knowledge, no employee of Hycor or any of its subsidiaries is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Hycor or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Hycor or any of its subsidiaries or to the use of trade secrets or proprietary information of others.

      2.18     Interested Party Transactions. Except as described in the Hycor SEC Documents, neither Hycor nor any of its subsidiaries is indebted to any of its directors or officers (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Hycor or any of its subsidiaries and there are no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

      2.19     Insurance. Section 2.19 of the Hycor Disclosure Schedule contains a complete list of all insurance policies and bonds to which either Hycor or any of its subsidiaries is a party or which pertain to its assets. Except as set forth in Section 2.19 of the Hycor Disclosure Schedule, there is no claim in excess of $100,000 pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Hycor and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Hycor has no knowledge of any threatened termination (other than by expiration) of, or premium increase in excess of $100,000 with respect to, any of such policies.

      2.20     Complete Copies of Materials. Hycor has delivered or made available true and complete copies of each document listed on the Hycor Disclosure Schedule and each other document that has been reasonably requested by Stratagene or its counsel in connection with their legal and accounting review of Hycor.

      2.21     Board Approval. The Board of Directors of Hycor has (a) approved this Agreement and the Merger, (b) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Hycor and (c) resolved to recommend adoption of this Agreement to the stockholders of Hycor.

      2.22     Brokers’ and Finders’ Fees. Except for payment obligations to The Seidler Companies set forth in an engagement letter and fee letter, copies of which have been provided to Stratagene, Hycor has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agents commissions or investment bankers fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      2.23     Lock Up Agreements. The Lock Up Agreements referred to in Section 5.9(a) hereof have been executed and delivered by the Persons named in Section 5.9(a) of the Hycor Disclosure Schedule and constitute the valid and binding obligations of each such Person, enforceable against each such Person, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

      2.24     Opinion of Financial Advisor. Hycor has received the written opinion of its financial advisor, The Seidler Companies, that in such advisor’s opinion, as of July 24, 2003, the Merger Consideration to be delivered to the stockholders of Hycor is fair, from a financial point of view, to the stockholders of Hycor, and has provided a copy of such opinion to Stratagene.

      2.25     Tax Representations.

      (a)     The term “Taxes” means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or other additional amounts incurred or accrued with respect thereto, assessed, charged or imposed under applicable federal, state, local or foreign tax law, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. References to Hycor or any of its subsidiaries shall be deemed to include any predecessor to such Person or any other Person from which Hycor or one of its subsidiaries incurs a liability for Taxes as a result of transferee liability.

      (b)     Hycor and each of its subsidiaries has duly filed (and prior to the Closing Date will duly file), on a timely basis taking into account extensions, all material tax returns, reports, statements or estimates (“Tax Returns”) that were due or will be due prior to the Closing Date. Such returns, reports, statements or estimates have been, or will be, prepared in accordance with applicable laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, or will be due, prior to the Closing Date. No material adjustments relating to such returns have been proposed formally or informally by any taxing authority and, to the knowledge of Hycor, no basis exists for any material adjustment. All Taxes due and payable for the periods covered by such returns, reports and estimates have been paid (or will be paid prior to the Closing), and there is no current liability for any material Taxes due and payable.

      (c)     The Hycor Balance Sheet reflects adequate reserves in accordance with generally accepted accounting principles (without regard to any amounts reserved for deferred Taxes) for all liabilities for Taxes accrued by Hycor and its subsidiaries but not yet paid for all Tax periods and portions thereof through the Hycor Balance Sheet Date. Since the Hycor Balance Sheet Date, Hycor and its subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business.

      (d)     Hycor and each of its subsidiaries has withheld all required amounts from its employees, agents, contractors, nonresidents, creditors, stockholders and third parties and remitted such amounts to the proper authorities; paid all employer contributions and premiums; and filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws, except to the extent that any failure to do so is not reasonably likely to have a Material Adverse Effect on Hycor.

      (e)     Neither Hycor nor any of its subsidiaries has a permanent establishment in any foreign country.

      (f)     There are no claims or investigations by the IRS or any other tax authority pending or, to the knowledge of Hycor, threatened against Hycor or any of its subsidiaries for any past due Taxes in excess of $100,000 individually or in the aggregate, and, except as shown on Section 2.25(f) of the Hycor Disclosure Schedule, Hycor has no reason to expect any taxing authority to assess any material additional taxes for any period for which tax returns were filed; there has been no waiver (that is currently in effect) granted or requested of any applicable statute of limitations or extension of the time for the assessment of any Tax of Hycor or any of its subsidiaries for which Hycor or any of its subsidiaries could be liable under any provision of federal, state, local, or foreign law. No closing agreement (as defined in section 7121 of the Code) or any similar provision of any state, local, or foreign law has been entered into by or with respect to Hycor.

      (g)     There are no liens or encumbrances for any Tax that is due and payable prior to the Closing Date upon any asset of Hycor or any of it subsidiaries (except for liens and encumbrances for taxes not yet due).

      (h)     No power of attorney that is currently in force has been granted to any person with respect to any matter relating to Taxes that could materially adversely affect Hycor or any of its subsidiaries.

      (i)     Hycor does not have any item of income, gain, loss or deduction reportable in a taxable period ending after the date hereof but (i) attributable to a transaction that occurred in a taxable period or portion thereof ending on or before the date hereof and (ii) recognized for federal income tax purposes at the time of the transaction.

      (j)     Hycor has never been included in nor is includible in any consolidated, combined or unitary Tax Return with any entity.

      (k)     Neither Hycor nor any of its subsidiaries is a party to or is not bound by, nor does any of them have any obligation under, any Tax sharing, Tax indemnity or similar agreement.

      (l)     Neither Hycor nor any of its subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (m)     To the knowledge of Hycor, there are no proposed reassessments of any property owned by Hycor or any of its subsidiaries or other proposals that could increase the amount of any Tax to which Hycor or any of its subsidiaries would be subject.

      (n)     Hycor has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by Hycor or any of its subsidiaries.

      (o)     Hycor has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

      2.26     Representations Complete. None of the representations or warranties made by Hycor herein or in any Schedule hereto, including the Hycor Disclosure Schedule, or in any certificate furnished by Hycor pursuant to this Agreement, or in the Hycor SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

OF STRATAGENE AND MERGER SUB

      Except as disclosed in the specific corresponding section of the document of even date herewith delivered by Stratagene to Hycor prior to the execution and delivery of this Agreement (the “Stratagene Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate, Stratagene represents and warrants to Hycor as follows:

      3.1     Organization, and Qualification; Subsidiaries.

      (a)       Stratagene is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect on Stratagene. Stratagene has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority and governmental approvals is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Stratagene. Stratagene has heretofore made available to Hycor a complete and correct copy of its certificate of incorporation (including all certificates of determination or the equivalent thereof) and bylaws, each as amended to the date hereof (collectively, the “Stratagene Certificate of Incorporation” and “Stratagene Bylaws,” respectively). The Stratagene Certificate of Incorporation and Stratagene Bylaws are in full force and effect. Stratagene is not in violation of any provision of the Stratagene Certificate of Incorporation or the Stratagene Bylaws.

      (b)     Section 3.1 of the Stratagene Disclosure Schedule sets forth the name and jurisdiction of incorporation and, with respect to each subsidiary of Stratagene that is a corporation, the authorized and outstanding capital of each Person that is a subsidiary of Stratagene (for purposes of this Section 3.1(b), each a “Stratagene Subsidiary”). Except for the Stratagene Subsidiaries and, except as set forth on Section 3.1(b) of the Stratagene Disclosure Schedule, Stratagene does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business or other Person, other than publicly traded securities constituting less than one percent of the outstanding equity of the issuing entity. Except as set forth in Section 3.1(b) of the Stratagene Disclosure Schedule, all outstanding capital stock or other ownership interest of each Stratagene Subsidiary is, directly or indirectly, owned (of record and beneficially) by Stratagene free and clear of any liens, options or encumbrances of any kind, restrictions on transfers (other than restrictions on transfer arising under applicable securities laws), claims or charges of any kind, and is validly issued, fully paid and nonassessable, and there is no outstanding option, right or agreement of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Stratagene Subsidiary to any Person except Stratagene. Each

Stratagene Subsidiary (a) is a corporation or other entity as identified in Section 3.1(b) of the Stratagene Disclosure Schedule duly organized, validly existing and in good standing under the laws of its state of organization; (b) has all requisite power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation or other entity in good standing in every jurisdiction in which such qualification is required, except in the case of clause (c), for any failures to qualify or be licensed as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Stratagene. Stratagene has made available to Hycor complete and correct copies of the certificate of incorporation, bylaws or similar organizational documents of each Stratagene Subsidiary, as presently in effect. With respect to any exception to ownership set forth in Section 3.1 of the Stratagene Disclosure Schedule, the schedule completely and correctly identifies the record and the beneficial owner of any such shares or ownership interests, whether such record or beneficial owner is an employee, agent or affiliate of Stratagene, and any agreement, arrangement or understanding, whether written or oral, with respect to such ownership.

      (c)     Section 3.1(c) of the Stratagene Disclosure Schedule also sets forth the name and jurisdiction of incorporation and, with respect to each Biocrest Entity that is a corporation, the authorized and outstanding capital of each of the Biocrest Entities, as defined in Section 5.18 of this Agreement, and discloses the present ownership of all stock, membership, partnership or other ownership interests in each Biocrest Entity. The transaction described on the term sheet referenced in Section 5.18 of the Stratagene Disclosure Schedule has been approved by the holders of approximately 96.5% of the outstanding membership interests of BioCrest Holdings, L.L.C., a Delaware limited liability company (“BCH”). Such approval is the only approval necessary by the holders of membership interests of BCH to approve such term sheet and no greater percentage of holders of membership interests of BCH will be required to approve the definitive documentation that will be entered into to consummate the transactions contemplated by such term sheet. Each Biocrest Entity is a corporation or other entity as identified in Section 3.1(c) of the Stratagene Disclosure Schedule duly organized, validly existing and in good standing under the laws of its state of organization; (b) has all requisite power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation or other entity in good standing in every jurisdiction in which such qualification is required, except in the case of clause (c), for any failures to qualify or be licensed as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Stratagene. Stratagene has made available to Hycor complete and correct copies of the certificate of incorporation, bylaws or similar organizational documents of each Biocrest Entity, as presently in effect. With respect to any exception to ownership set forth in Section 3.1(c) of the Stratagene Disclosure Schedule, the schedule completely and correctly identifies the record and the beneficial owner of all shares or ownership interests in the Biocrest Entities, whether such record or beneficial owner is an employee, agent or affiliate of Stratagene, and any agreement, arrangement or understanding, whether written or oral, with respect to such ownership. For the purposes of this Agreement each Biocrest Entity shall be deemed a Stratagene Subsidiary.

      3.2 Capitalization. The authorized capital stock of Stratagene consists of 50,000,000 shares of Stratagene Common Stock and 4,000,000 shares of preferred stock. As of the close of business on July 24, 2003, 15,632,668 shares of Stratagene Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. As of the close of business on July 24, 2003, except as set forth on Section 3.2 of the Stratagene Disclosure Schedule and except for (a) 1,580,381 shares of Stratagene Common Stock reserved for issuance pursuant to all unexercised and unexpired options to purchase Stratagene Common Stock (“Stratagene Options”) then outstanding under any stock option plan of Stratagene, including The Year 2000 Stock Option Plan of Stratagene Holding Corporation, and any other plan, agreement or arrangement (collectively, the Stratagene Option Plans”), whether or not then exercisable, all of which are set forth in Section 3.2 of the Stratagene Disclosure Schedule, and (b) shares of Stratagene Common Stock reserved for issuance pursuant to those certain Stratagene Holding Corporation Convertible Notes, as amended (the “Stratagene Notes”), there are not now, and other than as permitted by Section 4.1(b)(xv) hereof, there will not be at the Effective Time any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating Stratagene to issue, transfer or sell any shares of capital stock of Stratagene or bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) of, or other equity interest in, Stratagene or securities convertible into or exchangeable for such shares or equity interest or obligating Stratagene to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Since April 10, 2003, Stratagene has not issued any shares of its capital stock, except pursuant to the exercise of Stratagene Options. All issued and outstanding shares of Stratagene Common Stock are, and all shares of Stratagene Common Stock which may be issued pursuant to the exercise of outstanding Stratagene Options will be when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable, and such issuance will not violate any preemptive rights under law or otherwise. There are no outstanding contractual obligations of Stratagene or any Stratagene Subsidiary (a) restricting the transfer of, (b) affecting the voting rights of, (c) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (d) requiring the registration for sale of, or (e) granting any preemptive or antidilutive right with respect to, any shares of Stratagene Common Stock or any capital stock of, or other equity interests in, Stratagene or any Stratagene Subsidiary not described in Section 3.2 of the Stratagene Disclosure Schedule.

      3.3     Authority; Governmental Consents.

      (a)     Authority. Each of Merger Sub and Stratagene has the corporate power and authority to execute and deliver this Agreement and, subject only to the approval and adoption of this Agreement by the stockholders of Stratagene and by the sole stockholder of Merger Sub as contemplated by Section 6.1(a), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stratagene and Merger Sub and the consummation by Stratagene and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Stratagene and Merger Sub, subject, in the case of the Merger, to the approval thereof by the stockholders of Stratagene and the sole stockholder of Merger Sub required under Delaware law and the respective certificates of incorporation and bylaws of Stratagene and Merger Sub. This Agreement has been duly and validly executed and delivered by Stratagene and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of Hycor, this Agreement constitutes a valid and binding agreement of Stratagene and Merger Sub, enforceable against Stratagene and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

      (b)     Governmental Consents. Other than (i) in connection with, or in compliance with, the provisions of Delaware Law with respect to the transactions contemplated hereby, the federal securities laws, the securities laws of the various states, the rules of the National Association of Securities Dealers, Inc., notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to employee benefit plans, or under the HSR Act, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Stratagene or Merger Sub of the transactions contemplated by this Agreement.

      3.4     No Violation. Neither the execution and delivery of this Agreement by Stratagene and Merger Sub nor the consummation by Stratagene and Merger Sub of the transactions contemplated hereby will (i) assuming the stockholder approval contemplated by Section 3.3(a) is obtained, constitute a breach or violation of any provision of the certificate of incorporation or bylaws of either of them, (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or permit any other party to terminate, require the consent of or the giving of notice to any other party to, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any property or asset of Stratagene or any Stratagene Subsidiary under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Stratagene or any of its subsidiaries, or by which any of them or any of their properties or assets, are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities, applicable corporate and securities laws, the rules of the Nasdaq Stock Market, Inc. and the National Association of Securities Dealers, Inc. and laws relating to employee benefit plans, conflict with or violate any order, judgment or decree, or to the knowledge of Stratagene, any statute, ordinance, rule or regulation applicable to Stratagene or any of its subsidiaries, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations, requirements for consent or notice or creation of liens and encumbrances which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Stratagene.

      3.5     Financial Statements.

      (a)     Section 3.5(a) of the Stratagene Disclosure Schedule contains true and complete copies of (i) the audited consolidated balance sheet of Stratagene and its subsidiaries at December 31, 2002 (the “Stratagene Year End Balance Sheet”) and the related audited consolidated statements of income, stockholders’ equity and cash flows for the year then ended and (ii) the unaudited consolidated balance sheet of Stratagene and its subsidiaries (the “Stratagene Interim Balance Sheet,” and together with the Stratagene Year End Balance Sheet, the “Stratagene Balance Sheets”) at March 31, 2003 (the “Stratagene Balance Sheet Date”) and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the period ended on the Stratagene Balance Sheet Date (the “Interim Financial Statements”) (the financial statements described in clauses (i) and (ii) being collectively referred to as the “Stratagene Financial Statements”). Notwithstanding the foregoing, the Stratagene Financial Statements do not contain any information relating to, or the results of operations of, the BioCrest Entities.

      (b)     The Stratagene Financial Statements (including the related notes and schedules) present fairly, or will present fairly, in all material respects, the consolidated financial position and consolidated results of operations, retained earnings and cash flows of Stratagene and its subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the Interim Financial Statements, to the absence of notes and normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Stratagene. Stratagene and its subsidiaries do not have any material liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on the Stratagene Interim Balance Sheet (including the notes thereto) or (ii) incurred in the ordinary course of business consistent with past practice since such date. Any such liability incurred in the ordinary course of business since March 31, 2003, which as of the date of this Agreement individually or taken together with all related liabilities in the aggregate exceeds $500,000 is listed or described in Section 3.5(b) of the Stratagene Disclosure Schedule.

      (c)     Section 3.5(c) of the Stratagene Disclosure Schedule contains true and complete copies of (i) the audited combined consolidated balance sheet of Stratagene, the BioCrest Entities and the Stratagene Subsidiaries at December 31, 2000 and December 31, 2001 and the unaudited combined consolidated balance sheet of Stratagene, the BioCrest Entities and the Stratagene Subsidiaries at December 31, 2002 (collectively, the “Combined Consolidated Year End Balance Sheets”) and the related audited combined consolidated statements of income, stockholders’ equity and cash flows for the years ended December 31, 2000 and December 31, 2001 and the related unaudited combined consolidated statements of income, stockholders’ equity and cash flows for the year ended December 31, 2002 and (ii) the unaudited combined consolidated balance sheet of Stratagene, the BioCrest Entities and the Stratagene Subsidiaries (the “Combined Consolidated Interim Balance Sheet,” and together with the Combined Consolidated Year End Balance Sheet, the “Stratagene Combined Consolidated Balance Sheets”) at the Stratagene Balance Sheet Date and the related unaudited combined consolidated statements of income, stockholders’ equity and cash flows for the period ended on the Stratagene Balance Sheet Date (the “Combined Consolidated Interim Financial Statements”) (the financial statements described in clauses (i) and (ii) being collectively referred to as the “Stratagene Combined Consolidated Financial Statements”).

      (d)     The Stratagene Combined Consolidated Financial Statements (including the related notes and schedules) present fairly, or will present fairly, in all material respects, the combined consolidated financial position and combined consolidated results of operations, retained earnings and cash flows of Stratagene, the

BioCrest Entities and the Stratagene Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the Combined Consolidated Interim Financial Statements, to the absence of notes and normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Stratagene. Stratagene, the BioCrest Entities and the Stratagene Subsidiaries do not have any material liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on the Combined Consolidated Interim Balance Sheet (including the notes thereto) or (ii) incurred in the ordinary course of business consistent with past practice since such date. Any such liability incurred in the ordinary course of business since March 31, 2003, which as of the date of this Agreement individually or taken together with all related liabilities in the aggregate exceeds $500,000 is listed or described in Section 2.5(d) of the Stratagene Disclosure Schedule.

      3.6     Compliance with Applicable Laws and Permits; Regulatory Matters. Stratagene and each of its subsidiaries has in effect and holds all permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments, and each of them has made all filings and registrations and the like necessary or required by law to conduct its business as presently conducted, other than such permits, licenses, orders, authorizations, registrations, approvals, and other instruments, the absence of which is not reasonably likely to have a Material Adverse Effect on Stratagene. Neither Stratagene nor any of its subsidiaries has received any written governmental notices within two years prior to the date hereof alleging any violation by it of any such laws, rules, regulations or orders that has not been cured as of the date hereof. Neither Stratagene nor any of its subsidiaries is in default or noncompliance under any (a) permits, consents or similar instruments, or (b) business and local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity, other than such default or noncompliance which is not reasonably likely to have a Material Adverse Effect on Stratagene.

      3.7     Certain Agreements Affected by the Merger. Except as set forth in Section 3.7 of the Stratagene Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, consultant or employee of Stratagene or any of its subsidiaries, (ii) increase any benefits otherwise payable by Stratagene or any of its subsidiaries to any Person or result in the acceleration of the time of payment or vesting of any such benefits, or (iii) result in any other detriment or require any other payment under the terms, conditions or provisions of any note, bond, mortgage or indenture or require a payment in excess of $100,000 under the terms, conditions or provisions of any license, lease, contract, agreement or other instrument or obligation, in either case to which Stratagene or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound.

      3.8     Litigation. Except as set forth in Section 3.8 of the Stratagene Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Stratagene, threatened since January 1, 2002, against Stratagene or any of its subsidiaries that, individually or in the aggregate, if adversely determined is reasonably likely to have a Material Adverse Effect on Stratagene or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Neither Stratagene nor any of its subsidiaries is a party to or bound by any outstanding order, writ, injunction or decree which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Stratagene or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

      3.9     Registration Statement; Proxy Statement/ Prospectus. The information supplied by Stratagene for inclusion in the Registration Statement shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Stratagene for inclusion in the Proxy Statement to be sent to the stockholders of

Hycor in connection with the Hycor Stockholders Meeting shall not, on the date the Proxy Statement is first mailed to Hycor’s stockholders, at the time of the Hycor Stockholders Meeting, or at the Effective Time, contain any statement which, at any such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Hycor Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Stratagene which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Stratagene shall promptly inform Hycor. Notwithstanding the foregoing, Stratagene makes no representation, warranty or covenant with respect to any information supplied by or respecting Hycor or any of its subsidiaries (other than information supplied by and with respect to Stratagene) which is contained in any of the foregoing documents.

      3.10     Employee Benefit Plans.

      (a)     Plans. Section 3.10(a) of the Stratagene Disclosure Schedule includes a complete list of all Plans sponsored or maintained by Stratagene or any of its subsidiaries or to which Stratagene or any of its subsidiaries contributes or is obligated to contribute (the “Stratagene Plans”) and all Employment Contracts between Stratagene or any of its subsidiaries and any current or former (to the extent obligations of Stratagene or any of its subsidiaries are outstanding) director, officer, employee or consultant thereof as to which there is any current or potential liability or obligation to Stratagene or its subsidiaries in excess of $100,000. Stratagene and its subsidiaries are not party to any oral Employment Contract that is not terminable at will. Except as disclosed in Section 3.10(a) of the Stratagene Disclosure Schedule, no oral Employment Contract requires payments by Stratagene or any of its subsidiaries in excess of $75,000 annually. Each of the Stratagene Plans may be amended or terminated at any time by action of the Stratagene Board of Directors, or such Subsidiary’s Board of Directors, as the case may be, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the applicable Stratagene Plan and compliance with applicable laws and regulations. For all purposes of this Agreement, the term “Stratagene Plan” shall include any Predecessor Stratagene Plans (as defined herein). “Predecessor Stratagene Plan” shall mean any plan, program, policy, practice, arrangement or system as otherwise described in this Section 3.10(a) but which was maintained, contributed to or resulted in or may result in liability to any Predecessor Stratagene Employer (as defined herein) or any of Stratagene, its affiliates or subsidiaries or their respective ERISA Affiliates (the “Stratagene Companies”). “Predecessor Stratagene Employer” shall mean any employer, entity or business operation acquired by any of the Stratagene Companies in any type of acquisition (including, without limitation, a merger, stock acquisition or asset acquisition).

      (b)     Documents. With respect to each Stratagene Plan, Stratagene has made available to Hycor a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the IRS, if any; and (vii) each Employment Contract, except for any Employment Contract with a foreign employee of Stratagene or any of its subsidiaries requiring payments by Stratagene or any of its subsidiaries not in excess of $100,000.

      (c)     Compliance. All Stratagene Plans are in compliance with all applicable provisions of ERISA, the Code and all laws and regulations applicable to such Stratagene Plans, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect on Stratagene. With respect to each Stratagene Plan that is intended to be a Qualified Plan, either (i) the IRS has issued a favorable determination opinion, notification or advisory letter, a copy of which has been provided to Hycor, or (ii) the remedial amendment period under applicable IRS pronouncements in which to apply for such letter and make any amendments that are necessary to obtain a favorable determination as to the qualified status of such Qualified Plan has not yet expired, such determination letters have not been revoked by the IRS, the scope of such determination letters are complete and do not exclude consideration of any of the requirements or matters referred to in Section 5 of Revenue Procedure 2003-6, nothing has occurred since the date of each such determination letter that could adversely affect the tax exempt status of such Stratagene Plan or the tax exempt status of any related trust, and any and all amendments to each Stratagene Plan not covered by an IRS determination letter do not adversely affect the qualified and tax exempt status of such plan. Any previously terminated Stratagene Plan intended to comply with Section 401(a) of the Code was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Stratagene Plan and the requirements of the PBGC were, to the extent applicable, fully satisfied.

      (d)     Contributions. Except where such failure is not reasonably likely to have a Material Adverse Effect on Stratagene, all contributions required to be made by Stratagene or any of its subsidiaries to any Stratagene Plan under applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Stratagene Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected in the Stratagene Financial Statements to the extent required under generally accepted accounting principles.

      (e)     Multi-Employer Plan Etc. No Stratagene Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, no Stratagene Plan is a Multi-Employer Plan or a Multiple Employer Plan.

      (f)     Liabilities. There does not now exist, nor, to the knowledge of Stratagene, do any circumstances exist that would reasonably be expected to result in, any liability to any Stratagene Company under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) Section 4975 of the Code or Section 502(i) of ERISA, (v) Section 502(1) of ERISA, (vi) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, except for liability resulting from regular claims for benefits under any self-funded plan that do not individually exceed $10,000, or (vii) corresponding or similar provisions of foreign laws or regulations. Without limiting the generality of the foregoing, (i) neither of Stratagene nor any ERISA Affiliate of Stratagene has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA, (ii) no liability under Title IV or a violation of Section 302 of ERISA has been incurred by Stratagene or any of its subsidiaries that has not been satisfied in full, and Stratagene is not aware of any condition that exists that presents a material risk to Stratagene or any of its subsidiaries of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and for contributions due to a pension plan (for which a contribution has been paid through the end of 2000), (iii) no Stratagene Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Stratagene Plan ended prior to the Effective Time and (iv) neither Stratagene nor any ERISA Affiliate of Stratagene has engaged in a transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I of Subtitle B of ERISA.

      (g)     Claims. There are no pending, or to the knowledge of Stratagene, no threatened or anticipated claims by or on behalf of any Stratagene Plan, by any employee or beneficiary covered under any such Stratagene Plan, or otherwise involving any such Stratagene Plan (other than routine claims for benefits).

      (h)     COBRA etc. With respect to each Stratagene Plan, Stratagene and its subsidiaries have complied (except to the extent that such failure to comply is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Stratagene) with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder.

      3.11     Intellectual Property.

      (a)     Section 3.11(a) of the Stratagene Disclosure Schedule sets forth an accurate and complete list of: (i) all registered Marks and pending applications for registration of any Marks anywhere in the world; (ii) all Patents and application for Patents anywhere in the world; (iii) all registered Copyrights and pending applications for registration of any Copyrights anywhere in the world; and (iv) all Software owned by Stratagene or any Stratagene Subsidiary that is material to the operation of its business as presently conducted (collectively, “Stratagene Owned Intellectual Property”). Except as set forth in Section 3.11(a) of the Stratagene Disclosure Schedule, Stratagene and its subsidiaries own all right, title, and interest in the Stratagene Owned Intellectual Property, and Stratagene and its subsidiaries have not granted to any Person an exclusive license to use any item of Stratagene Owned Intellectual Property nor has Stratagene granted any rights to create any derivative works based on the Stratagene Owned Intellectual Property. Except as set forth in Section 3.11(a) of the Stratagene Disclosure Schedule, Stratagene and its subsidiaries have not received any written notice or claim since January 1, 2002 challenging its right to use such Stratagene Owned Intellectual Property. To Stratagene’s or its subsidiaries’ knowledge, the Stratagene Owned Intellectual Property is valid and enforceable and there are no legal proceedings before the United States Patent and Trademark Office or otherwise challenging the validity or enforceability of any Stratagene Owned Intellectual Property.

      (b)     Trade Secrets. To their knowledge, Stratagene and its subsidiaries have taken reasonable precautions in accordance with standard industry practice to protect the secrecy, confidentiality and value of all material Trade Secrets of Stratagene or its subsidiaries (collectively, “Stratagene Owned Trade Secrets”), including obtaining agreements from all employees imposing confidentiality obligations (including post-employment confidentiality obligations) and assigning any trade secrets developed by said employees during the course and scope of their employment to Stratagene.. Stratagene and its subsidiaries have the right to use the Stratagene Owned Trade Secrets which are material to the operation of their business as presently conducted in the manner in which such Stratagene Owned Trade Secrets are currently being used, and Stratagene and its subsidiaries have not received any written notice or claim since January 1, 2002 challenging its right to use such Stratagene Owned Trade Secrets.

      (c)     Infringement. Except as set forth in Section 3.11(c) of the Stratagene Disclosure Schedule, neither Stratagene nor any of its subsidiaries is a party to any proceeding involving a claim of infringement, misappropriation or other wrongful use or exploitation of any other Person’s Intellectual Property Rights. To their knowledge, Stratagene and its subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to any of their Intellectual Property Rights. To their knowledge, Stratagene and its subsidiaries have not infringed any third party’s Intellectual Property Rights and no third party is infringing the Stratagene Owned Intellectual Property or Stratagene Owned Trade Secrets.

      (d)     Confidentiality. Stratagene and its subsidiaries have taken reasonable steps to protect their Intellectual Property Rights, including, without limitation, requiring their employees, officers, directors and consultants to execute and deliver confidentiality, assignment of rights and non-disclosure agreements. To Stratagene’s knowledge, no employee of Stratagene or any of its subsidiaries is in violation of any material term (whether written or verbal) of any confidentiality or nondisclosure agreement.

      3.12     Contracts. Each material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Stratagene or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound which involves (i) future payments of $100,000 or more or (ii) the termination of which is reasonably likely to have a Material Adverse Effect on Stratagene (the “Stratagene Material Contracts”) is in full force and effect and there are no defaults by Stratagene or any of its subsidiaries or, to Stratagene’s knowledge, any other party thereto under any Stratagene Material Contract.

      3.13     Absence of Certain Changes. Except as set forth in Section 3.13 of the Stratagene Disclosure Schedule, since the Stratagene Balance Sheet Date, Stratagene and each of its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that as of the date hereof has resulted in, or is reasonably likely to result in, a Material Adverse Effect on Stratagene; (ii) any acquisition, sale or transfer of any asset with a fair market value of greater than $100,000 other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) or any revaluation of assets by Stratagene or any Stratagene Subsidiary; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to Stratagene’s shares, or any direct or indirect redemption, purchase or other acquisition of any of Stratagene’s shares of capital stock or other securities; (v) (a) the entry by Stratagene or any of its subsidiaries into any contract which involves future payments of $100,000 or more or (b) any amendment or termination of, or default under, any of the foregoing or any Stratagene Material Contract; (vi) any amendment or change to the Stratagene Certificate of Incorporation or the Stratagene Bylaws or other charter documents of Stratagene or any of its subsidiaries; or (vii) any increase in or modification of the compensation or benefits payable or to become payable by Stratagene or any of its subsidiaries to any director or executive level employee, other than normal length of service adjustments in accordance with past practices. Neither Stratagene nor any of its subsidiaries has agreed since the Stratagene Balance Sheet Date to do any of the things described in the preceding clauses (i) through (vii) and neither Stratagene nor any of its subsidiaries is currently involved in any negotiations or discussions to do any of the things described in the preceding clauses (i) through (vii) other than as contemplated by this Agreement.

      3.14     Restrictions on Business Activities. Except as set forth in Section 3.14 of the Stratagene Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon Stratagene or any of its subsidiaries, which in any case has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of Stratagene or any of its subsidiaries, any acquisition of property by Stratagene or any of its subsidiaries or the conduct of business by Stratagene or any of its subsidiaries.

      3.15     Title to Property. Stratagene and each of its subsidiaries has good and valid title to its properties, interests in properties and assets, real and personal, used in its business and reflected in the Stratagene Interim Balance Sheet or acquired after the Stratagene Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Stratagene Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in such property and assets, in every case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which are reflected on the Stratagene Interim Balance Sheet, and (iv) liens that in the aggregate are not reasonably likely to have a Material Adverse Effect on Stratagene. The respective property and equipment of Stratagene and each of its subsidiaries that is used in the operations of its business is in good operating condition and repair, normal wear and tear excepted. All properties used in the operation of Stratagene and each of its subsidiaries are reflected in the Stratagene Interim Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Section 3.15 of the Stratagene Disclosure Schedule identifies each parcel of real property owned or leased by Stratagene and its subsidiaries as of the date of this Agreement.

      3.16     Environmental Matters. Except as disclosed in Section 3.16 of the Stratagene Disclosure Schedule, during the period that Stratagene or any of its subsidiaries has owned or leased its properties and facilities, (i) there have been no disposals, releases or threatened releases of Hazardous Materials on, from or under such properties or facilities by or on behalf of Stratagene or its subsidiaries or, to the knowledge of Stratagene, any other Person, in either case in violation of applicable laws, where such violation would be reasonably likely to result in a Material Adverse Effect on Stratagene and (ii) neither Stratagene nor any of its subsidiaries nor, to Stratagene’s knowledge, any other Person, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials in a manner that would be reasonably likely to result in a Material Adverse Effect on Stratagene. Except as disclosed in Section 3.16 of the Stratagene Disclosure Schedule, neither Stratagene nor any of its subsidiaries has knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any such properties or facilities, which may have occurred prior to the time when Stratagene or one of its subsidiaries took possession of any such properties or facilities and which would be reasonably likely to result in a Material Adverse Effect on Stratagene.

      3.17     Employee Matters. Except as is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on Stratagene, Stratagene and each of its subsidiaries is in compliance with all applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Stratagene and each of its subsidiaries has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages, except for arrears of wages less than $50,000 in the aggregate, or any taxes, except for taxes less than $25,000 in the aggregate, or any penalty for failure to comply with any of the foregoing, except for such penalties of less than $25,000 in the aggregate. Stratagene and its subsidiaries are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), which in the aggregate exceed $25,000. There are no pending claims against Stratagene or any of its subsidiaries for any amounts under any workers compensation plan or policy or for long term disability, which in the aggregate exceed $50,000. Stratagene does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are less than $25,000 in the aggregate. There are no controversies pending or, to the knowledge of Stratagene, controversies that have been threatened since January 1, 2002, between Stratagene and its subsidiaries on the one hand and any of their employees or former employees on the other hand, which controversies have resulted or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect on Stratagene. Stratagene and its subsidiaries are not a party to any collective bargaining agreement or other labor union contract and Stratagene is not aware of any activities or proceedings of any labor union to organize any such employees. To Stratagene’s knowledge, no employee of Stratagene or any subsidiary of Stratagene is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Stratagene or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by them or to the use of trade secrets or proprietary information of others.

      3.18     Interested Party Transactions. Except as disclosed in Section 3.18 of the Stratagene Disclosure Schedule, neither Stratagene nor any of its subsidiaries is indebted to any director or officer (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Stratagene or any subsidiary and there are no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

      3.19     Insurance. Section 3.19 of the Stratagene Disclosure Schedule contains a complete list of all insurance policies and bonds to which either Stratagene or any of its subsidiaries is a party or which pertain to its assets. Except as set forth in Section 3.19 of the Stratagene Disclosure Schedule, there is no claim in excess of $100,000 pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Stratagene and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Stratagene has no knowledge of any threatened termination (other than by expiration) of, or premium increase in excess of $100,000 with respect to, any of such policies.

      3.20     Complete Copies of Materials. Stratagene has delivered or made available true and complete copies of each document listed on the Stratagene Disclosure Schedule and each other document that has been reasonably requested by Hycor or its counsel in connection with their legal and accounting review of Stratagene.

      3.21     Board Approval. The Board of Directors of Stratagene has (a) approved this Agreement and the Merger and the other transactions contemplated hereby, including, without limitation, the issuance of shares of Stratagene Common Stock in connection with the Merger and the amendment and restatement of the Stratagene Certificate of Incorporation contemplated by Section 5.16(a), (b) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Stratagene, and (c) resolved to recommend adoption of this Agreement to the stockholders of Stratagene.

      3.22     Brokers’ and Finders’ Fees. Stratagene has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agents commissions or investment bankers fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      3.23     Lock Up Agreements. The Lock Up Agreements referred to in Section 5.9(b) hereof have been executed and delivered by the Persons named in Section 5.9(b) of the Stratagene Disclosure Schedule and constitute the valid and binding obligations of each such Person, enforceable against each such Person, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

      3.24     Tax Representations.

      (a)     References to Stratagene or any of its subsidiaries shall be deemed to include any predecessor to such Person or any other Person from which Stratagene or a subsidiary incurs a liability for Taxes as a result of transferee liability.

      (b)     Stratagene and each of its subsidiaries has duly filed (and prior to the Closing Date will duly file), on a timely basis taking into account extensions, all material Tax Returns that were due, or will be due, prior to the Closing Date. Such returns, reports, statements or estimates have been, or will be, prepared in accordance with applicable laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, or will be due, prior to the Closing Date. No material adjustments relating to such returns have been proposed formally or informally by any taxing authority and, to the knowledge of Stratagene, no basis exists for any material adjustment. All Taxes shown as due and payable for the periods covered by such returns, reports and estimates have been paid (or will be paid prior to the Closing), and there is no current liability for any material Taxes due and payable.

      (c)     The Stratagene Balance Sheets reflect adequate reserves in accordance with generally accepted accounting principles (without regard to any amounts reserved for deferred Taxes) for all liabilities for Taxes accrued by Stratagene and its subsidiaries but not yet paid for all Tax periods and portions thereof through the Stratagene Balance Sheet Date. The Combined Consolidated Year End Balance Sheets reflect adequate reserves in accordance with generally accepted accounting principles (without regard to any amounts reserved for deferred Taxes) for all liabilities for Taxes accrued by Stratagene, the BioCrest Entities and the Stratagene Subsidiaries but not yet paid for all Tax periods and portions thereof through December 31, 2002. Since the Stratagene Balance Sheet Date, neither Stratagene, nor any Stratagene Subsidiary, has incurred any liability for Taxes other than in the ordinary course of business. Since December 31, 2002, no BioCrest Entity has incurred any liability for Taxes other than in the ordinary course of business.

      (d)     Stratagene and each of its subsidiaries has withheld all required amounts from its employees, agents, contractors, nonresidents, creditors, stockholders and third parties and remitted such amounts to the proper authorities; paid all employer contributions and premiums; and filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws, except to the extent that any failure to do so is not reasonably likely to have a Material Adverse Effect on Stratagene.

      (e) Neither Stratagene nor any of its subsidiaries has a permanent establishment in any foreign country except as shown on Section 3.24(e) of the Stratagene Disclosure Schedule.

      (f)     There are no claims or investigations by the IRS or any other tax authority pending or, to the knowledge of Stratagene, threatened against Stratagene or any of its subsidiaries for any past due Taxes in excess of $100,000 individually or in the aggregate, and Stratagene has no reason to expect any taxing authority to assess any material additional taxes for any period for which tax returns were filed; there has been no waiver (that is currently in effect) granted or requested of any applicable statute of limitations or extension of the time for the assessment of any Tax of Stratagene or any of its subsidiaries for which such Person could be liable under any provision of federal, state, local, or foreign law. No closing agreement (as defined in section 7121 of the Code) or any similar provision of any state, local, or foreign law has been entered into by or with respect to Stratagene or any of its subsidiaries.

      (g)     There are no liens or encumbrances for any Tax that is due and payable prior to the Closing Date upon any asset of Stratagene or any of its subsidiaries (except for liens and encumbrances for taxes not yet due).

      (h)     No power of attorney that is currently in force has been granted to any person with respect to any matter relating to Taxes that could materially adversely affect Stratagene or any of its subsidiaries.

      (i)     Neither Stratagene nor any of its subsidiaries has any item of income, gain, loss or deduction reportable in a taxable period ending after the date hereof but (i) attributable to a transaction that occurred in a taxable period or portion thereof ending on or before the date hereof and (ii) recognized for federal income tax purposes at the time of the transaction.

      (j)     Except as set forth on Section 3.24(j) of the Stratagene Disclosure Schedule, neither Stratagene nor any of its subsidiaries has been included in nor is includible in any consolidated, combined or unitary Tax Return with any entity.

      (k)     Neither Stratagene nor any of its subsidiaries is a party to or is bound by, and neither Stratagene nor any of its subsidiaries has any obligation under, any Tax sharing, Tax indemnity or similar agreement.

      (l)     Neither Stratagene nor any of its subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (m)     To the knowledge of Stratagene, there are no proposed reassessments of any property owned by Stratagene or any of its subsidiaries or other proposals that could increase the amount of any Tax to which Stratagene or any of its subsidiaries would be subject.

      (n)     Neither Stratagene nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by Stratagene or any of its subsidiaries.

      (o)     Neither Stratagene nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

      3.25     Stratagene Notes. The holders of the Stratagene Notes have agreed to convert a portion of the Stratagene Notes into shares of Stratagene Common Stock and to restructure the remaining Stratagene Notes as described on Section 3.25 of the Stratagene Disclosure Schedule. A copy of the agreement among Stratagene and the holders of the Stratagene Notes has been provided to Hycor.

      3.26     Representations Complete. None of the representations or warranties made by Stratagene herein or in any Schedule hereto, including the Stratagene Disclosure Schedule, or in any certificate furnished by Stratagene pursuant to this Agreement, or in the Stratagene Financial Statements, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1     Conduct of Business of Hycor and Stratagene.

      (a)     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Hycor and Stratagene agrees that (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other, or as set forth in Section 4.1 of the Stratagene Disclosure Schedule or the Hycor Disclosure Schedule, as applicable), it will, and will cause its respective subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes and to file tax returns (including delinquent tax returns), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, use commercially reasonable efforts consistent with past practice to keep available the services of its present officers and key employees and use commercially reasonable efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Each of Hycor and Stratagene agrees to promptly notify the other of any event or occurrence which is reasonably likely to have a Material Adverse Effect on either party or the transactions contemplated by this Agreement.

      (b)     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated in Sections 5.17 and 5.18 or elsewhere in this Agreement (including the Stratagene Disclosure Schedule and the Hycor Disclosure Schedule), neither Stratagene nor Hycor shall do, cause or permit itself or any of its subsidiaries to do any of the following, without the prior written consent of Hycor or Stratagene, as applicable:

(i) Charter Documents. Cause or permit any amendments to its certificate of incorporation or bylaws;

(ii) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements, providing for the repurchase of shares in connection with any termination of service to Hycor or Stratagene, as the case may be (all of which agreements shall be specifically identified in the Hycor Disclosure Schedule or the Stratagene Disclosure Schedule, as applicable) and except for the redemptions described in Section 4.1(b)(ii) of the Stratagene Disclosure Schedule;

(iii) Stock Option Plans. Grant any additional stock options or take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights granted under any option plan, the exercise price of such options or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(iv) Modification to Contracts. Except as specifically permitted in this Section 4.1, (a) enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any contract, other than in the ordinary course of business consistent with past practice, and in no event shall such contract, commitment, amendment, modification or waiver (other than those relating to sales of products or purchases of inventory and supplies in the ordinary course) obligate Hycor or Stratagene to pay amounts in cash or property in excess of $100,000, individually, or $500,000 in the aggregate or

(b) enter into any contract or commitment relating to, or violate, amend or otherwise modify or waive any of its employment agreements, option agreements or any other compensatory arrangements even if such action would otherwise be in the ordinary course of business;

(v) Issuance of Securities. Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

(vi) Intellectual Property. Transfer to any Person or entity any rights to its Intellectual Property other than non-exclusive licenses of data in the ordinary course of business consistent with past practice (other than any transfer between Hycor and Stratagene);

(vii) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the products or technology of Hycor or Stratagene, as applicable;

(viii) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets with a fair market value individually in excess of $100,000 or in the aggregate in excess of $500,000, except in the ordinary course of business consistent with past practice;

(ix) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others except for borrowings under existing lines of credit;

(x) Leases. Enter into any operating lease providing for monthly payments in excess of $10,000 or having a term longer than twelve months;

(xi) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (a) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Stratagene Financial Statements or the Hycor Financial Statements, and (b) the payment of fees and expenses of third parties in connection with the transactions contemplated by this Agreement;

(xii) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, or enter into any capital leases, except in the ordinary course of business and in no event shall such expenditures, additions, improvements or leases in the aggregate be in excess of $500,000;

(xiii) Insurance. Reduce the amount of any insurance coverage provided by existing insurance policies;

(xiv) Termination or Waiver. Terminate or waive any right the value of which exceeds $100,000 individually or in the aggregate;

(xv) Employee Benefit Plans; New Hires; Pay Increases. Except as required by applicable law or as would not increase the cost of benefits, adopt or amend any employee benefit or stock purchase or option plan, hire any new director level employee, officer level employee, non-director employee or non-officer employee, except solely to replace non-director or non-officer employees that either leave or are terminated after the date of this Agreement, pay any special bonus or special remuneration to any employee or director except for payments previously committed to in writing, which payments are disclosed on Section 4.1(b)(xv) of either the Hycor Disclosure Schedule or the Stratagene Disclosure Schedule, as applicable, or increase the salaries or wage rates of its employees;

(xvi) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to Hycor Plans, Stratagene Plans or Employment Contracts;

(xvii) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where a party in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the other party prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(xviii) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

(xix) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

(xx) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(b)(i) through (xix) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

      4.2     No Solicitation. Each of Stratagene and Hycor, each a “Non-Soliciting Party,” shall not, and shall direct its officers, directors, employees, representatives or other agents not to, do any of the following: (i) take any action to solicit, initiate or encourage an offer or proposal (a “Takeover Proposal”) for (a) a merger or other business combination involving a Non-Soliciting Party or the acquisition, in one or more transactions, of 20% or more of the assets of a Non-Soliciting Party, other than the Merger, or (b) the acquisition by any Person or Persons, directly or indirectly, of shares of capital stock of a Non-Soliciting Party, or (ii) subject to the terms of the immediately following sentence, engage in negotiations with, or disclose any nonpublic information relating to a Non-Soliciting Party to, or afford access to the properties, books or records of a Non-Soliciting Party to, any Person that has advised a Non-Soliciting Party that it may be considering making, has made or could reasonably be expected to make a Takeover Proposal; provided that nothing herein shall prohibit a Non-Soliciting Party’s Board of Directors from taking and disclosing to such Non-Soliciting Party’s stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if an unsolicited Takeover Proposal shall be received by the Board of Directors of a Non-Soliciting Party, then, to the extent the Board of Directors of such Non-Soliciting Party believes in good faith that such unsolicited Takeover Proposal (x) if accepted, is reasonably likely to be consummated and (y) if consummated, would (based upon written advice from its financial advisor) result in a transaction more favorable to its stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a “Superior Proposal”) and the Board of Directors of such Non-Soliciting Party determines in good faith after consultation with outside legal counsel that failure to provide information or engage in negotiations would be reasonably likely to violate the Non-Soliciting Party’s Board of Directors’ fiduciary duties to its stockholders under applicable laws, then such Non-Soliciting Party and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information to the party making such Superior Proposal and engage in negotiations with such party, and such actions shall not be considered a breach of this Section 4.2 or any other provisions of this Agreement; provided that in each such event the Non-Soliciting Party notifies the other Non-Soliciting Party of such determination by its Board of Directors and provides the other Non-Soliciting Party with a true and complete copy of the Superior Proposal received from such third party, and provides (or has provided) the other Non-Soliciting Party with all documents containing or referring to non-public information that are supplied to such third party; provided, further, that the Non-Soliciting Party provides such non-public information to the third party pursuant to a non-disclosure agreement at least as restrictive on such third party as the Confidentiality Agreement (as defined in Section 5.5); provided, further, however, that (i) such Non-Soliciting Party shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal or withdraw its recommendation of the Merger unless such Non-Soliciting Party has terminated this Agreement pursuant to Section 7.1(f) or (h) and has paid the other Non-Soliciting Party all amounts payable pursuant to

Section 7.3(b) or (c) and (ii) during the period referenced in Section 7.1(f) and (h) (which shall in no event be shorter than five business days), such Non-Soliciting Party, if requested by Hycor or Stratagene, as applicable, negotiates in good faith with Hycor or Stratagene, as applicable, to make adjustments to the terms and conditions of this Agreement, if any, as would enable the Board of Directors of the Non-Soliciting Party to recommend this Agreement on such adjusted terms. A Non-Soliciting Party will promptly notify (and in no event later than 24 hours after receipt thereof) the other Non-Soliciting Party after receipt of any Takeover Proposal or any notice that any Person is considering making a Takeover Proposal or any request for non-public information relating to such Non-Soliciting Party or for access to the properties, books or records of such Non-Soliciting Party by any Person that has advised such Non-Soliciting Party that it may be considering making, or that has made, a Takeover Proposal and will keep the other Non-Soliciting Party fully informed of the status and details of any such Takeover Proposal notice, and shall provide the other Non-Soliciting Party with a true and complete copy of such Takeover Proposal notice or any amendment thereto, if it is in writing, or a complete written summary thereof, if it is not in writing.

ARTICLE V.

ADDITIONAL AGREEMENTS; REPRESENTATIONS

      5.1     Proxy Statement/ Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, (a) Hycor shall prepare and file with the SEC the Proxy Statement relating to the approval of the Merger and this Agreement and the transactions contemplated hereby, by the stockholders of Hycor, in form and substance reasonably acceptable to Stratagene, and (b) Stratagene shall prepare and file with the SEC the Registration Statement (which shall incorporate the Proxy Statement as a prospectus), in form and substance reasonably acceptable to Hycor, in each case which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Hycor shall pay the SEC filing fee, and the printing and mailing expenses, for the Registration Statement and the Proxy Statement. Each of Hycor and Stratagene shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Proxy Statement and the Registration Statement. Stratagene and Hycor will notify each other promptly of the receipt of any comments from the SEC or its staff or of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Registration Statement or any other filing with the SEC. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any other filing, Stratagene and Hycor shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Stratagene and Hycor, such amendment or supplement; provided, however, that prior to such filing or mailing, Hycor and Stratagene shall consult with each other with respect to such amendment or supplement and shall incorporate the other’s comments thereon.

      5.2     Consent of Stratagene Stockholders. Stratagene shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and bylaws to use commercially reasonable efforts to solicit from stockholders of Stratagene consents in favor of the Merger and the transactions contemplated thereby, including, without limitation, the issuance of the Merger Consideration and the amendment and restatement of the Stratagene Certificate of Incorporation contemplated by Section 5.15(a), and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger and the other matters to be approved and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the Merger and the other matters to be approved. Such recommendation shall not be modified or withdrawn unless the Stratagene Board of Directors concludes reasonably and in good faith that its fiduciary duties require such action or Hycor materially breaches this Agreement.

      5.3     Meeting of Hycor Stockholders. Hycor shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene the Hycor Stockholders Meeting within 45 days of the Registration Statement being declared effective by the SEC for the purpose of voting upon the approval of the Merger and the transactions contemplated thereby. Hycor shall consult with Stratagene regarding the date of the Hycor Stockholders Meeting and use all reasonable efforts and shall not postpone or adjourn (other than for the absence of a quorum) the Hycor Stockholders Meeting without the consent of Stratagene. Subject to Sections 4.2 and 5.1, Hycor shall use commercially reasonable efforts to solicit from stockholders of Hycor proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the Merger, and the transactions contemplated hereby and thereby. Such recommendation shall not be modified or withdrawn unless the Hycor Board of Directors concludes reasonably and in good faith that its fiduciary duties require such action or Stratagene materially breaches this Agreement.

      5.4     Access to Information.

      (a)     Access. Each party shall afford the other party and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of such party’s and its subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party and its subsidiaries as the other party may reasonably request. Each party agrees to provide to the other party and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Notwithstanding the foregoing, neither Hycor nor Stratagene shall be required to provide access to or disclose information where such access or disclosure would contravene any applicable law, rule, regulation, order or decree or would, with respect to any pending matter, result in a waiver of the attorney-client privilege or the protection afforded attorney work-product.

      (b)     Ongoing Operations. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Stratagene and Hycor shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

      (c)     No Modification. No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

      5.5     Confidentiality. The parties acknowledge that each of Stratagene and Hycor have previously executed a mutual confidential disclosure agreement effective as of March 11, 2003 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided, however, that the Confidentiality Agreement shall not be binding on Stratagene or its subsidiaries or affiliates after the Effective Time.

      5.6     Public Disclosure. Unless otherwise permitted by this Agreement, Stratagene and Hycor shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

      5.7     Consents; Cooperation.

      (a)     Consents. Each of Stratagene and Hycor shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents, waivers and approvals required to be obtained by it, including those under any contracts, for the consummation of the Merger, including those required under the HSR Act and those listed on Schedule 5.7(a). The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law.

      (b)     Cooperation. Each of Stratagene and Hycor shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Stratagene and Hycor shall cooperate and use its commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Stratagene and Hycor decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that the parties shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond December 31, 2003. Each of Stratagene and Hycor shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Stratagene and Hycor also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: entering into negotiations; providing information required by law or governmental regulation; and substantially complying with any second request for information pursuant to the Antitrust Laws. Notwithstanding anything to the contrary in this Section 5.7, neither Stratagene nor Hycor shall be required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the transactions contemplated hereby.

      (c)     No Action Required. Notwithstanding anything to the contrary in Section 5.7(a) or (b), (i) neither Stratagene nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that is reasonably likely to have a Material Adverse Effect on Stratagene or of Stratagene combined with the Surviving Corporation after the Effective Time and (ii) neither Hycor nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that is reasonably likely to have a Material Adverse Effect on Hycor or combined with Stratagene after the Effective Time.

      5.8     Merger Filings. On the Closing Date, Merger Sub and Hycor shall cause their duly authorized officers to prepare, execute and acknowledge the Certificate of Merger and cause such documents to be duly filed with the Secretary of State of the State of Delaware on the Closing Date or as soon as practicable thereafter. In addition, if not previously filed before such time, Stratagene shall file the Amended and Restated Stratagene Certificate of Incorporation with the Secretary of State of the State of Delaware on the Closing Date.

      5.9     Lock Up Agreements.

      (a)     Hycor shall use its commercially reasonable efforts to cause each Person named in Section 5.9(a) of the Hycor Disclosure Schedule who has not already executed a Lock Up Agreement to execute and deliver to Stratagene a Lock Up Agreement concurrently with the execution of this Agreement and keep each such Lock Up Agreement in full force and effect.

      (b)     Stratagene shall use its commercially reasonable efforts to cause each Person named in Section 5.9(b) of the Stratagene Disclosure Schedule who has not already executed a Lock Up Agreement to execute and deliver to Hycor a Lock Up Agreement concurrently with the execution of this Agreement and keep each such Lock Up Agreement in full force and effect.

      5.10     Legal Requirements. Subject to Section 5.7 hereof, each of Stratagene, Merger Sub and Hycor will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

      5.11     Blue Sky Laws. Stratagene shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Stratagene Common Stock in connection with the Merger. Hycor shall use commercially reasonable efforts to assist Stratagene as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Stratagene Common Stock in connection with the Merger.

      5.12     Assumed Options. At the Effective Time, all Hycor Options shall be assumed by Stratagene. Within ten days after the Effective Time, Stratagene will issue to each Person who, immediately prior to the Effective Time was a holder of a Hycor Option a document evidencing the foregoing assumption of such option by Stratagene. Prior to the Effective Time, Hycor will deliver to Stratagene a true and complete list of all holders of outstanding options pursuant to the Hycor Option Plans, including the number of shares of Hycor Common Stock subject to each such option, the exercise and vesting schedule (including that related to any change of control), the exercise price per share, the date such option was issued, the term of each such option and the option plan pursuant to which such option was issued, which list shall be updated by Hycor at and as of the Effective Time.

      5.13     Form S-8. Stratagene shall file with the SEC a registration statement on Form S-8 covering the shares of Stratagene Common Stock issuable pursuant to the exercise of the Hycor Options as contemplated by Section 1.6(c) on or before the date which is five business days after the Closing Date. Stratagene shall use its commercially reasonable efforts to cause such Form S-8 registration statement to remain effective until the exercise or expiration of all such Hycor Options. Hycor shall cooperate with and assist Stratagene in the preparation of such registration statement.

      5.14     Listing of Shares. As promptly as practicable after the date hereof, and in any event prior to the date Hycor first mails or otherwise delivers the Proxy Statement to its stockholders (the “Mailing Date”), Stratagene shall submit to the Nasdaq National Market a listing application with respect to all shares of Stratagene Common Stock to be outstanding as of the Closing Date, which shall include, without limitation (a) the shares of Stratagene Common Stock constituting the Merger Consideration, (b) the shares of Stratagene Common Stock issuable upon exercise of the Hycor Options as contemplated by Section 1.6(c), and (c) the shares of Stratagene Common Stock issuable upon conversion of the Stratagene Notes as contemplated by Section 5.18. In addition, each of Hycor and Stratagene shall take all actions necessary and desirable so that as of the Mailing Date Stratagene will satisfy the rules and requirements of the National Association of Securities Dealers, Inc. with respect to the listing of the aforementioned Stratagene Common Stock on the Nasdaq National Market, subject only to Stratagene meeting the initial price requirement under Rule 4420 or 4310(c)(4) of the NASD Manual.

      5.15     Amendment and Restatement of the Stratagene Certificate of Incorporation; Reconstitution of the Stratagene Board. On or prior to the Closing Date, Stratagene shall take, or shall have caused to be taken, all action necessary to: (a) amend and restate Stratagene’s Amended and Restated Certificate of Incorporation in substantially the form of Exhibit C attached hereto (the “Stratagene Restated Certificate”); and (b) elect as directors of Stratagene each of and only the following individuals: J. David Tholen, Joseph A. Sorge, Carlton J. Eibl, Robert Mannion and John Reed.

      5.16     Directors and Officers Insurance.

      (a)     For six years after the Effective Time, Stratagene will provide officers’ and directors’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring on or prior to the Effective Time covering each officer and director of Stratagene currently covered by Stratagene’s officers’ and directors’ liability insurance policy and each officer and director of Hycor currently covered by Hycor’s officers’ and directors’ liability insurance policy. Stratagene will provide D&O Insurance in respect of acts or omissions occurring after the Effective Time covering (i) the designees to Stratagene’s Board of Directors as contemplated by Section 5.15 hereof in the same manner currently provided to directors of Hycor and (ii) any officer of Hycor that becomes an officer of Stratagene in the same manner provided to all other officers of Stratagene.

      (b)     Stratagene and the Surviving Corporation agree that (i) the indemnification obligations set forth in the Certificate of Incorporation and bylaws of Hycor shall survive the Merger (and, prior to the Effective Time, Stratagene shall cause the certificate of incorporation and bylaws of the Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of at least six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of Hycor or any Hycor Subsidiary or who served at the request of Hycor or any Hycor Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by applicable law and (ii) any indemnification or other agreements of Hycor or any Hycor Subsidiary as in effect on the of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their respective terms.

      (c)     In the event Stratagene or the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.16.

      5.17     Acquisition of Biocrest Entities. Prior to the Effective Time, Stratagene shall acquire substantially all of the assets of BCH. As a result of such acquisition, Stratagene will hold, either directly or through a Stratagene Subsidiary, (a) 100% of the outstanding membership interests of Phenogenex, L.L.C., a Delaware limited liability company (“Phenogenex”) (it being understood that options to purchase approximately 0.25% of the membership interests of Phenogenex will remain outstanding), (b) approximately 77.8% of the outstanding membership interests of Iobion Informatics, L.L.C., a Delaware limited liability company (“Iobion”), (c) approximately 49.0% of the outstanding membership interests of Cenetron Management, L.L.C., a Texas limited liability company (“Cenetron Management”), and (d) approximately 48.951% of the outstanding membership interests in Cenetron Diagnostics, Ltd., a Texas limited partnership (“Cenetron Diagnostics” and, together with BCH, Phenogenex, Iobion and Cenetron Management, the “BioCrest Entities”). Such acquisition shall be on the terms and subject to the conditions set forth on the term sheet referenced in Section 5.17 of the Stratagene Disclosure Schedule.

      5.18     Conversion and Repurchase of Notes. Stratagene shall take all actions necessary to convert $9.0 million of the Stratagene Notes (such converted notes being referred to herein as the “Converted Notes”) into 1,753,604 shares of Stratagene Common Stock effective immediately after the Effective Time. Stratagene and the holders of the Stratagene Notes shall take all actions necessary to extend the term of the remaining Stratagene Notes (the “Extended Notes”) to January 2005, forego all conversion rights with respect to the Extended Notes, and amend the interest rate of the Extended Notes, all as described on Section 3.25 of the Stratagene Disclosure Schedule. Stratagene represents that the total amount of the Stratagene Notes (together with accrued interest thereon) outstanding as of July 14, 2003 was $24,054,098.93.

      5.19     Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

      5.20     Employee Benefit Matters. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Stratagene or any Stratagene Subsidiary (the “Stratagene Benefit Plans”) in which any director, officer or employee of Hycor or any Hycor Subsidiary (the “Hycor Employees”) will participate effective as of the Effective Time, Stratagene shall, or shall cause the Surviving Corporation to, recognize all service of the Hycor Employees with Hycor or a Hycor Subsidiary, as the case may be, for purposes of eligibility and vesting, but not for purposes of benefit accrual, in any Stratagene Benefit Plan in which such Hycor Employees may be eligible to participate after the Effective Time. Prior to the Effective Time: (i) the Board of Directors of Stratagene, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of shares of Stratagene Common Stock or options to acquire shares of Stratagene Common Stock pursuant to this Agreement and the Merger by any officer or director of Hycor who may become a covered person of Stratagene for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16; and (ii) the Board of Directors of Hycor, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of shares of Hycor Common Stock or Hycor Options pursuant to this Agreement and the Merger by any officer or director of Hycor who is a covered person of Hycor for purposes of Section 16 shall be an exempt transaction for purposes of Section 16.

      5.21     Financial Statements. On or prior to the date the Registration Statement is first filed with the SEC, Stratagene shall obtain, and deliver to Hycor, the audited consolidated balance sheet of Stratagene, the BioCrest Entities and the Stratagene Subsidiaries at December 31, 2002 and the related audited consolidated statements of income, stockholders’ equity and cash flows for the year then ended (the “Audited Combined Consolidated Financials”).

ARTICLE VI.

CONDITIONS TO THE MERGER

      6.1     Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Hycor, Stratagene and Merger Sub under Delaware Law and as may be required by such Person’s certificate of incorporation and bylaws, and this Agreement.

(b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use commercially reasonable efforts to have such injunction or other order lifted.

(d) Governmental Approval. Stratagene, Hycor and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the transactions contemplated hereby, including such approvals, waivers, expirations of waiting periods and consents as may be required under the Securities Act, state Blue Sky laws, and the HSR Act.

(e) Listing of Shares. The Nasdaq National Market shall have given written approval for the listing of the shares of Stratagene Common Stock outstanding following the Merger or issuable upon exercise of the Hycor Options and such listing shall be effective as of the Effective Time, subject only to Stratagene meeting the initial price requirement under Rule 4420 or 4310(c)(4) of the NASD Manual.

      6.2     Additional Conditions to Obligations of Hycor. The obligations of Hycor to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Hycor:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Stratagene in this Agreement shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such time, except (A) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on Stratagene and (B) for those representations and warranties which address matters only as of a specified date, in which case such representations and warranties shall have been true and correct as of such specified date, subject to the qualifications set forth in the preceding clause (A) as of such specified date (it being understood that, for purposes of determining the accuracy of such representations and warranties in connection with this clause (i), all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), (ii) Stratagene shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time and (iii) Hycor shall have been provided with a certificate executed on behalf of Stratagene by its President certifying that the conditions set forth in this Section 6.2(a) have been fulfilled.

(b) No Material Adverse Change. There shall not have occurred since the date of this Agreement any change that constitutes a Material Adverse Effect on Stratagene, determined without regard to whether such change constitutes a breach of a representation or warranty.

(c) Employment Agreement. Stratagene shall have executed and delivered an Employment Agreement with Joseph A. Sorge dated the Effective Time in the form attached hereto as Exhibit D.

(d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision limiting or restricting Stratagene’s conduct or operation of the business of Hycor following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(e) Tax Opinion. Hycor shall have received the opinion of Paul, Hastings, Janofsky & Walker LLP, dated as of the date of the Effective Time, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters to be delivered as of the Effective Time by each of Hycor, Merger Sub and Stratagene, in form and substance reasonably satisfactory to such counsel.

(f) Lock Up Agreements. Each of the Persons listed on Section 5.9(b) of the Stratagene Disclosure Schedule shall have executed and delivered to Hycor a Lock Up Agreement and each such Lock Up Agreement shall be in full force and effect.

(g) Conversion of Notes. The holders of the Stratagene Notes shall have taken all actions described on Section 3.25 of the Stratagene Disclosure Schedule so that immediately after the Effective Time, $9.0 million in principal amount of the Stratagene Notes will be converted into 1,753,604 shares of Stratagene Common Stock and the Stratagene Notes shall be amended as described in such Section 3.25 of the Stratagene Disclosure Schedule.

(h) Amendment and Restatement of Stratagene Certificate of Incorporation. The Stratagene Restated Certificate shall have been duly filed with and accepted by the Secretary of State of the State of Delaware.

(i) Post-Merger Board Composition. Effective as of the Closing, the Board of Directors of Stratagene shall be reconstituted such that the Board of Directors of Stratagene shall consist solely of the five persons identified on Exhibit E of this Agreement and Stratagene shall have established Compensation, Nomination and Audit Committees comprised of the individuals named on Exhibit E, or other persons reasonably acceptable to Hycor if any such individual becomes unavailable to serve.

(j) Third Party Consents. Hycor shall have been furnished with evidence satisfactory to it of the consent or approval of those Persons set forth on Schedule 6.2(j).

(k) Biocrest Acquisition. The acquisition contemplated by Section 5.17 of this Agreement shall have been completed.

(l) Audited Combined Consolidated Financials. Stratagene shall have obtained, and shall have furnished to Hycor, the Audited Combined Consolidated Financials.

(m) Agreements with Executive. The transactions described in Section 3.7 of the Stratagene Disclosure Schedule shall have been completed as described.

(n) Employee Stock Purchase Plan. Stratagene shall have enacted an Employee Stock Purchase Plan in form reasonably acceptable to Hycor.

      6.3     Additional Conditions to the Obligations of Stratagene and Merger Sub. The obligations of Stratagene and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Stratagene:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Hycor in this Agreement shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such time, except (A) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on Hycor and (B) for those representations and warranties which address matters only as of a specified date, in which case such representations and warranties shall have been true and correct as of such specified date, subject to the qualifications set forth in the preceding clause (A) as of such specified date (it being understood that, for purposes of determining the accuracy of such representations and warranties in connection with this clause (i), all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), (ii) Hycor shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time and (iii) Stratagene shall have been provided with a certificate executed on behalf of Hycor by its President and Chief Financial Officer certifying that the conditions set forth in this Section 6.3(a) have been fulfilled.

(b) Third Party Consents. Stratagene shall have been furnished with evidence satisfactory to it of the consent or approval of those Persons set forth on Schedule 6.3(b).

(c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Stratagene’s conduct or operation of the business of Hycor, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(d) No Material Adverse Change. There shall not have occurred any change since the date of this Agreement that constitutes a Material Adverse Effect on Hycor, determined without regard to whether such change constitutes a breach of a representation or warranty.

(e) Lock Up Agreements. Each of the Persons listed on Section 5.9(a) of the Hycor Disclosure Schedule shall have executed and delivered to Stratagene a Lock Up Agreement and each such Lock Up Agreement shall be in full force and effect.

(f) Hycor Shareholder List. The Hycor Shareholder List shall have been delivered as contemplated by Section 1.6(a) of this Agreement.

(g) Tax Opinion. Stratagene shall have received the opinion of Latham & Watkins LLP, dated as of the date of the Effective Time, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters to be delivered as of the Effective Time by each of Hycor, Merger Sub and Stratagene, in form and substance reasonably satisfactory to such counsel.

(h) Conversion of Notes. The holders of the Stratagene Notes shall have taken all actions described on Section 3.25 of the Stratagene Disclosure Schedule so that immediately after the Effective Time, $9.0 million in principal amount of the Stratagene Notes will be converted into 1,753,604 shares of Stratagene Common Stock and the Stratagene Notes shall be amended as described in such Section 3.25 of the Stratagene Disclosure Schedule.

ARTICLE VII.

TERMINATION, AMENDMENT AND WAIVER

      7.1     Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Hycor or Stratagene, this Agreement may be terminated:

(a) by mutual consent of Stratagene and Hycor, by action of their respective Boards of Directors;

(b) by either Stratagene or Hycor, if, without fault of the terminating party, the Closing shall not have occurred on or before December 31, 2003 (provided a later date may be agreed upon in writing by the parties hereto; and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or would constitute a breach after notice and a failure to cure);

(c) by Hycor, (i) if (A)(1) Stratagene shall breach in any material respect any covenant or agreement on the part of Stratagene set forth in this Agreement, (2) any representation or warranty of Stratagene set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue or (3) any representation or warranty of Stratagene set forth in this Agreement that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 30 days of receipt by Stratagene of written notice thereof and (C) such breach or misrepresentation would cause the condition set forth in Section 6.3(a) not to be satisfied (and Hycor shall not have willfully breached any of its covenants hereunder, which breach is not cured), (ii) if the Stratagene stockholders shall not have given their approval of this Agreement and the Merger on or before December 31, 2003, or (iii) if the Board of Directors of Stratagene withdraws, modifies or changes its recommendation that the stockholders of Stratagene approve the Merger in a manner adverse to Hycor and its stockholders, unless such withdrawal, modification or change is as a result of a breach by Hycor that would entitle Stratagene to terminate this Agreement or as a result of a Material Adverse Effect on Hycor;

(d) by Stratagene, (i) if (A)(1) Hycor or Merger Sub shall breach in any material respect any covenant or agreement on the part of Hycor or Merger Sub set forth in this Agreement, (2) any representation or warranty of Hycor or Merger Sub set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue or (3) any representation or warranty of Hycor or Merger Sub set forth in this Agreement that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 30 days of receipt by Hycor of written notice thereof and (C) such breach or misrepresentation would cause the condition set forth in Section 6.2(a) not to be satisfied (and Stratagene shall not have willfully breached any of its covenants hereunder, which breach is not cured), (ii) if (A) for any reason Hycor fails to call and hold the Hycor Stockholders Meeting by December 31, 2003 unless the reason therefor is that the Registration Statement has not been declared effective by the SEC at least thirty-five (35) days prior to December 31, 2003 or unless Hycor is terminating this Agreement as a result of Stratagene’s breach hereof or (B) if the Hycor stockholders shall not have given their approval of this Agreement and the Merger on or before December 31, 2003, or (iii) if the Board of Directors of Hycor withdraws, modifies or changes its recommendation of the issuance of the Merger Consideration in a manner adverse to Stratagene or its stockholders unless such withdrawal, modification or change is as a result of a breach by Stratagene that would entitle Hycor to terminate this Agreement or as a result of a Material Adverse Effect on Stratagene;

(e) by Hycor if a Takeover Proposal for Stratagene shall have occurred and the Board of Directors of Stratagene in connection therewith does not within ten (10) business days of such occurrence (or, in any event, on or before December 31, 2003) reject such Takeover Proposal;

(f) by Stratagene if a Superior Proposal for Stratagene shall have occurred and Stratagene shall have provided Hycor at least five (5) business days prior notice of the terms of the Superior Proposal, provided Stratagene simultaneously pays the amounts due under Section 7.3(b) and complies with its obligations under Section 4.2 of this Agreement;

(g) by Stratagene if a Takeover Proposal for Hycor shall have occurred and the Board of Directors of Hycor in connection therewith does not within ten (10) business days of such occurrence (or, in any event, on or before December 31, 2003) reject such Takeover Proposal;

(h) by Hycor if a Superior Proposal for Hycor shall have occurred and Hycor shall have provided Stratagene at least five (5) business days prior notice of the terms of the Superior Proposal, provided Hycor simultaneously pays the amounts due under Section 7.3(c) and complies with its obligations under Section 4.2 of this Agreement.

(i) by either Stratagene or Hycor if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

      7.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Stratagene, Merger Sub or Hycor or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, notwithstanding the foregoing, the provisions of Section 5.5 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

      7.3     Expenses and Termination Fees.

      (a)     Parties to Bear Own Expenses. Subject to subsection (b) and (c) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel, the expenses incurred in connection with printing the Proxy Statement and the Registration Statement, registration and filing fees incurred in connection with the Registration Statement, the Proxy Statement and the listing of additional shares pursuant to Section 6.1(e) and fees, costs and expenses associated with compliance with applicable state securities laws in connection with the Merger) shall be paid by the party incurring such expense.

      (b)     Expenses and Termination Fees Payable by Stratagene.

(i) Hycor and Stratagene agree that if this Agreement is terminated pursuant to Section 7.1(c), Section 7.1(e) or Section 7.1(f), then Stratagene shall pay Hycor an amount equal to the Expenses (as defined below) of Hycor. The payment of such Expenses shall be made by Stratagene not later than two business days after delivery to Stratagene of notice of demand for payment and a documented itemization setting forth in reasonable detail all of the Expenses of Hycor (which itemization may be supplemented and updated from time to time by Hycor until the 90th day after Hycor delivers such notice of demand for payment). As used in this Section 7.3, the term “Expenses” means, with respect to a Person, all costs and expenses directly incurred by such Person to negotiate, execute and perform its obligations under this Agreement, including costs and expenses related to the Proxy Statement and Registration Statement, if any, and the transactions contemplated hereby (but specifically excluding any costs or expenses related to the amendment of any agreement or settlement of any dispute prior to the execution of this Agreement), provided that in no event shall any Person be required to pay the Expenses of any other Person hereunder in excess of $0.5 million.

(ii) In addition to any payment required by subsection (i) of this Section 7.3(b), (A) in the event that this Agreement is terminated pursuant to Section 7.1(c)(iii), Section 7.1(e), or Section 7.1(f), then Stratagene shall pay to Hycor immediately prior to such termination, in the case of a termination by Stratagene, or within two business days thereafter, in the case of a termination by Hycor, a termination fee of $1.5 million (the “Termination Fee”), and (B) in the event that this Agreement is terminated pursuant to Section 7.1(b) by Stratagene or is terminated pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii) by Hycor, and if, as of the date of such termination, there shall exist or have been proposed a Takeover Proposal for Stratagene which Stratagene has not rejected, then Stratagene shall pay Hycor, no later than two days after the earlier to occur of (x) the date of entrance by Stratagene or any Stratagene Subsidiary into an agreement concerning a transaction that constitutes a Takeover Proposal or (y) the date any person or persons (other than Hycor) purchases 20% or more of the assets or equity interests of Stratagene or any Stratagene Subsidiary (provided that any definitive agreement referred to in clauses (x) and (y) of this sentence is entered into by Stratagene or any Stratagene Subsidiary, or if there is no such agreement with respect to a purchase contemplated by clause (y), any tender, exchange or other offer or arrangement for the voting securities of Stratagene is first publicly announced, within 12 months of the termination of this Agreement), an amount equal to the Termination Fee.

      (c)     Expenses and Termination Fees Payable by Hycor.

(i) Hycor and Stratagene agree that if this Agreement is terminated pursuant to Section 7.1(d), Section 7.1(g) or Section 7.1(h), then Hycor shall pay Stratagene an amount equal to the Expenses of Stratagene. The payment of such Expenses shall be made by Hycor not later than two business days after delivery to Hycor of notice of demand for payment and a documented itemization setting forth in reasonable detail all of the Expenses of Stratagene (which itemization may be supplemented and updated from time to time by Stratagene until the 90th day after Stratagene delivers such notice of demand for payment).

(ii) In addition to any payment required by subsection (i) of this Section 7.3(c), (A) in the event that this Agreement is terminated pursuant to Section 7.1(d)(iii), Section 7.1(g) or Section 7.1(h), then Hycor shall pay to Stratagene immediately prior to such termination, in the case of a termination by Hycor, or within two business days thereafter, in the case of a termination by Stratagene, the Termination Fee, and (B) in the event that this Agreement is terminated pursuant to Section 7.1(b) by Hycor or is terminated pursuant to Section 7.1(d)(i) or Section 7.1(d)(ii) by Stratagene, and if, as of the date of such termination, there shall exist or have been proposed a Takeover Proposal for Hycor which Hycor has not rejected, then Hycor shall pay Stratagene, no later than two days after the earlier to occur of (x) the date of entrance by Hycor or any Hycor Subsidiary into an agreement concerning a transaction that constitutes a Takeover Proposal or (y) the date any person or persons (other than Stratagene) purchases 20% or more of the assets or equity interests of Hycor or any Hycor Subsidiary (provided that any definitive agreement referred to in clauses (x) and (y) of this sentence is entered into by Hycor or any Hycor Subsidiary, or if there is no such agreement with respect to a purchase contemplated by clause (y), any tender, exchange or other offer or arrangement for the voting securities of Hycor is first publicly announced, within 12 months of the termination of this Agreement), an amount equal to the Termination Fee.

      (d)     Payment of Expenses and Termination Fees. All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.

      7.4     Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the stockholders of Stratagene, Hycor or Merger Sub, no amendment may be made without further stockholder approval which, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders.

      7.5     Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, however, that after approval of the Merger by the stockholders of Stratagene, Hycor or Merger Sub, no extension or waiver of this Agreement or any portion thereof may be made without further stockholder approval which, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII.

GENERAL PROVISIONS

      8.1     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)	if to Hycor, to:

Hycor Biomedical Inc.

7272 Chapman Avenue
Garden Grove, California 92841
Attention: J. David Tholen
Facsimile No.: (314) 933-3220
Telephone No.: (714) 933-9005

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

695 Town Center Drive, 17th Floor
Costa Mesa, CA 92626
Attention: Peter J. Tennyson
Facsimile No.: (714) 979-1921
Telephone No.: (714) 668-6200

(b)	if to Stratagene or Merger Sub, to:

Stratagene Holding Corporation

11011 N. Torrey Pines Road
La Jolla, California 92037
Attention: Joseph A. Sorge
Facsimile No.: (858) 535-0712
Telephone No.: (858) 535-5400

with a copy to:

Latham & Watkins LLP

701 “B” Street, Suite 2100
San Diego, California 92101
Attention: Thomas A. Edwards
Facsimile No.: (619) 696-7419
Telephone No.: (619) 236-1234

      8.2     Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      8.3     Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 24, 2003. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

      8.4     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      8.5     Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules (including the Stratagene Disclosure Schedule and the Hycor Disclosure Schedule) (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(e), 1.7, 5.12, 5.13, 5.14, 5.16 and 5.20.

      8.6     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      8.7     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      8.8     Specific Performance; Remedies Cumulative. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

      8.9     Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of law, except to the extent that the laws of the State of Delaware govern the terms and effects of the Merger. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located in either Orange County or San Diego County, California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

      8.10     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.11     Disclosure. The inclusion of any information in the Stratagene Disclosure Schedule or the Hycor Disclosure Schedule does not indicate that Stratagene or Hycor, as applicable, has determined that the information included in the Stratagene Disclosure Schedule or the Hycor Disclosure Schedule, when considered individually or in the aggregate, is necessarily material to Stratagene or Hycor, as applicable.

      8.12     Further Assurances. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

[Signature Page Follows]

[SIGNATURE PAGE TO AGREEMENT AND

PLAN OF REORGANIZATION]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

HYCOR BIOMEDICAL INC.

By:	/s/ J. DAVID THOLEN

Name: J. David Tholen
Title: Chief Executive Officer

STRATAGENE HOLDING CORPORATION

By:	/s/ JOSEPH A. SORGE

Name: Joseph A. Sorge
Title: Chief Executive Officer

SHC ACQUISITION SUB, INC.

By:	/s/ JOSEPH A. SORGE

Name: Joseph A. Sorge
Title: Chief Executive Officer

EXHIBIT A-1
(Stratagene Form)

     July      , 2003

Hycor Biomedical Inc.
7272 Chapman Avenue
Garden Grove, CA 92841-2103

Ladies and Gentlemen:

This letter constitutes a “lock-up” agreement contemplated by the Agreement and Plan of Reorganization (the “Merger Agreement”) by and among Stratagene Holding Corporation (“Stratagene”), SHC Acquisition Sub, Inc., a wholly owned subsidiary of Stratagene (“Merger Sub”), and Hycor Biomedical Inc. (“Hycor”), pursuant to which Merger Sub will be merged with and into Hycor (the “Merger”) and Hycor will survive the Merger as a wholly owned subsidiary of Stratagene. As you know, the Merger Agreement requires that I enter into a “lock-up” agreement with you as a condition to closing. In consideration of your execution and delivery of the Merger Agreement and compliance therewith, I hereby agree with Stratagene, for itself and for the benefit of its stockholders that I will not sell any shares of capital stock of Stratagene owned by me for a period of thirty days from the consummation of the Merger. In the event that the Merger is not consummated, this letter agreement and all rights and obligations of the parties hereunder shall automatically terminate upon the termination of the Merger Agreement.

Please sign below to confirm your acceptance and understanding of these terms and your acknowledgment that this constitutes the “lock-up” letter required by the Merger Agreement.

Yours very truly,

Understood and accepted as of
this      day of July, 2003

HYCOR BIOMEDICAL INC.

By:

Name:

Title:

A-1-1

EXHIBIT A-2
(Sorge Form)

July __, 2003

Hycor Biomedical Inc.
7272 Chapman Avenue
Garden Grove, CA 92841-2103

Ladies and Gentlemen:

This letter constitutes a “lock-up” agreement contemplated by the Agreement and Plan of Reorganization (the “Merger Agreement”) by and among Stratagene Holding Corporation (“Stratagene”), SHC Acquisition Sub, Inc., a wholly owned subsidiary of Stratagene (“Merger Sub”), and Hycor Biomedical Inc. (“Hycor”), pursuant to which Merger Sub will be merged with and into Hycor (the “Merger”) and Hycor will survive the Merger as a wholly owned subsidiary of Stratagene. As you know, the Merger Agreement requires that I enter into a “lock-up” agreement with you as a condition to closing. In consideration of your execution and delivery of the Merger Agreement and compliance therewith, I hereby agree with Hycor, for itself and for the benefit of its stockholders, as follows:

1.	I will vote all my shares of capital stock of Stratagene in favor of the transaction contemplated by the Merger Agreement, and if I fail to do so, you may treat this letter as a written consent thereto.

2.	No later than the effective time of the Merger I will vote my shares of capital stock of Stratagene in favor of a slate of directors containing, initially two nominees for the Board of Directors of Stratagene recommended by the Board of Directors of Hycor. The two nominees so presently recommended are J. David Tholen and Robert Mannion. These persons, together with successors approved by them, are referred to as “Continuing Directors” in this letter agreement.

3.	At the next two regular annual meetings after the consummation of the Merger, I will vote my shares of capital stock of Stratagene for the election of the Continuing Directors. In addition, in my capacity as an officer or a member of the Board of Directors of Stratagene, I will use my reasonable best efforts to bring about the nomination of the Continuing Directors for election at the next two regular annual meetings. I will not directly or indirectly seek to influence the stockholders or directors of Stratagene to fail or omit to nominate for election, or vote for, the Continuing Directors or to remove the Continuing Directors until after the second annual meeting following the Merger.

4.	In my capacity as a director of Stratagene, and as a stockholder of that company, until after the second annual meeting following the Merger, I will use my reasonable best efforts to provide that one or more Continuing Directors are members of the Audit, Compensation and Nominating Committees of Stratagene and, if those Committees have more than three members, that at least two

A-2-1

Hycor Biomedical Inc.
July     , 2003

members of those Committees will be Continuing Directors. This requirement shall not apply with respect to any Continuing Director who is not able to meet applicable standards of independence or expertise required under the rules of any national securities exchange or under the regulations of the Securities and Exchange Commission to serve on one of the named committees.

5.     In the event that the Merger is not consummated, all rights and obligations of the parties hereunder shall automatically terminate upon the termination of the Merger Agreement. In addition, (a) all rights and obligations of the parties set forth in paragraphs 1 and 2 shall terminate upon the effective time of the Merger and (b) all rights and obligations of the parties set forth in paragraphs 3 and 4 shall terminate if Stratagene is acquired by another corporation, if a third party unaffiliated with me acquires 50% or more of Stratagene’s common stock, or if both Continuing Directors resign or die and have not approved a successor.

6.     With respect to the registration rights that I will be granted with respect to my shares of capital stock of Stratagene, I agree at the request of the Board of Directors of Stratagene, or a placement agent attempting to assist Stratagene to refinance or pay its indebtedness to TCW Special Credits Fund V – The Principal Fund and Hal Eastman if any still exists, to coordinate my sale of shares of capital stock of Stratagene after the exercise of my registration rights, to permit such indebtedness to be refinanced or to be paid with the proceeds of a share issuance by Stratagene.

7.     I agree not to sell any shares of capital stock of Stratagene owned by me for a period of thirty (30) days following the Merger.

Please sign below to confirm your acceptance and understanding of these terms and your acknowledgment that this constitutes the “lock-up” letter required by the Merger Agreement.

Yours very truly,

Joseph A. Sorge, on behalf of himself as an individual and on behalf of the trusts and partnerships listed on Exhibit A hereto.

A-2-2

Hycor Biomedical Inc.
July     , 2003

Understood and accepted as of
this      day of July, 2003

HYCOR BIOMEDICAL INC.

By:

Name:

Title:

A-2-3

EXHBIT A

SORGE TRUSTS AND PARTNERSHIPS

Name of Entity	Authority of Joseph A. Sorge

Joseph A. Sorge Trust I	Trustee
Joseph A. Sorge Trust II	Trustee
Joseph A. Sorge Trust III	Trustee
Joseph A. Sorge Trust IV	Trustee
Joseph A. Sorge Charitable Remainder Trust dated December 26, 2002	Trustee
2002 Sorge Marital Settlement Agreement Trust dated July 12, 2002	Trustee
BioSense Partners, L.P.	Manager of BioSense Management, L.L.C., its general partner

A-2-4

EXHIBIT A-3
(Hycor Form)

July __, 2003

Stratagene Holding Corporation
11011 North Torrey Pines Road
La Jolla, California 92037

Ladies and Gentlemen:

This letter constitutes a “lock-up” agreement contemplated by the Agreement and Plan of Reorganization (the “Merger Agreement”) by and among Stratagene Holding Corporation (“Stratagene”), SHC Acquisition Sub, Inc., a wholly owned subsidiary of Stratagene (“Merger Sub”), and Hycor Biomedical Inc. (“Hycor”), pursuant to which Merger Sub will be merged with and into Hycor (the “Merger”) and Hycor will survive the Merger as a wholly owned subsidiary of Stratagene. As you know, the Merger Agreement requires that I enter into a “lock-up” agreement with you as a condition to closing. In consideration of your execution and delivery of the Merger Agreement and compliance therewith, I hereby agree with Stratagene, for itself and for the benefit of its stockholders, that at any meeting of stockholders of Hycor called to vote upon the Merger and the Merger Agreement or at any adjournment or postponement thereof or in any other circumstances upon which a vote with respect to the Merger and the Merger Agreement is sought (the “Stockholders Meeting”), I shall appear, or cause the holder of record on any applicable record date (the “Record Holder”) to appear, for the purpose of obtaining a quorum at the Stockholders Meeting, and vote (or cause the Record Holder to vote) all my shares of capital stock of Hycor in favor of the Merger, the adoption of the Merger Agreement, and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement. If I fail to vote my shares of capital stock of Hycor in favor of the Merger you may treat this letter as a written consent thereto.

All rights and obligations of the parties hereunder shall terminate upon the first to occur of (a) the effective time of the Merger or (b) the date upon which the Merger Agreement is terminated in accordance with its terms.

Please sign below to confirm your acceptance and understanding of these terms and your acknowledgment that this constitutes the “lock-up” letter required by the Merger Agreement.

Yours very truly,

A-3-1

Stratagene Holding Corporation
July     , 2003

Understood and accepted as of
this      day of July, 2003

STRATAGENE HOLDING CORPORATION

By:

Name:

Title:

A-3-2

EXHIBIT B

Certificate of Merger
Intentionally Omitted

EXHIBIT C

Stratagene Restated Certificate
Intentionally Omitted

Exhibit D

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the      day of
                    , 2003, by and between Stratagene Holding Corporation, a Delaware corporation (“Employer”), and Joseph A. Sorge (“Executive”).

RECITALS

     A.     Executive and Employee are parties to that certain Employment Agreement, dated as of December 6, 1995, by and among Executive, Employer, Stratagene, a California corporation and a wholly owned subsidiary of Employer (“Stratagene”), and TCW Special Credits Fund V – The Principal Fund, a California limited partnership (the “Fund”), as amended by that certain First Amendment to Employment Agreement, effective as of December 1, 2002, by and among Executive, Employer, Stratagene and the Fund and that certain Second Amendment to Employment Agreement, effective as of      , 2003, by and among Executive, Employer, Stratagene and the Fund (as so amended, the “Prior Employment Agreement”).

     B.     Employer, SHC Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Employer (“Merger Sub”), and Hycor Biomedical Inc., a Delaware corporation (“Hycor”), have entered into that certain Agreement and Plan of Reorganization, dated as of July      , 2003 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Hycor (the “Merger”) and Hycor will survive the Merger as a wholly owned subsidiary of Employer.

     C.     It is a condition precedent to the closing of the transactions contemplated by the Merger Agreement that Employer and Executive amend and restate the Prior Employment Agreement upon the terms and subject to the conditions herein provided.

     D.     Employer and Executive desire to enter into this Agreement upon the terms and subject to the conditions herein provided.

AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and conditions hereinafter set forth, the parties hereto agree as follows:

ARTICLE I.

EMPLOYMENT AND DUTIES

     1.1 Positions and Duties. Executive shall serve as President and Chief Executive Officer of Employer, with such duties and authority as are customary for, and commensurate with, such position and as provided in Employer’s bylaws (as they may be reasonably amended from time to time). Executive shall also, without any additional compensation, serve as a member of the employer’s Board of Directors and as Chairman of Employer’s Board of Directors, or as an officer or director of Employer’s subsidiaries if elected to such positions by Employer’s Board of Directors, but recognizes that the Board of Directors has no obligation to elect Executive to such positions. Executive shall discharge his duties in a loyal and diligent manner. Executive shall report to the Board of Directors.

     1.2 Activities. During his employment, Executive shall devote substantially all his working time, interest and effort to the performance of his duties under this Agreement. Executive shall not have any significant business activities except for his service to Employer under this Agreement. Employer agrees that Executive may devote such time to personal investment activities for himself and his family that are not in conflict with, and do not interfere with the performance of, Executive’s duties to Employer as may be fairly and reasonably necessary. However, without the prior approval of Employer’s Board of Directors, Executive shall not serve as a director or an officer (or in any comparable capacity for

2

any non-corporate entity) of any other company except one of Employer’s subsidiaries or family investment vehicles (including charitable trusts).

ARTICLE II.

COMPENSATION

     2.1 Salary. For Executive’s services hereunder, Employer shall pay to Executive as base salary the amount of $450,000 during each year of the Employment Term (as hereinafter defined), prorated for any year in which this Agreement is in effect for only a portion of the calendar year. Said base salary shall be payable in equal installments in conformity with Employer’s normal payroll practices. Such base salary shall be reviewed on at least an annual basis by the Compensation Committee of the Board of Directors of Employer (the “Compensation Committee”) and may be increased from time to time by Employer’s Board of Directors upon the approval of the Compensation Committee in its discretion. Effective as of the date of any increase, the base salary as so increased shall be considered the new base salary for all purposes of this Agreement and may not thereafter be reduced.

     2.2 Bonus. In addition to the base salary set forth in Section 2.1 above, Executive shall be eligible for a bonus, at the discretion of the Board of Directors upon the recommendation of the Compensation Committee. It is anticipated that if the Employer establishes any general bonus program for senior executives based upon the attainment of established goals, that Executive shall be entitled to participate in such program on a basis at least comparable to other senior executives.

     2.3 Other Benefits. During the Employment Term, Executive shall be entitled to participate in and receive all other benefits of employment generally available to Employer’s other executive management personnel, including, but not limited to, inclusion in Employer’s retirement plan, medical plan, disability plan and other similar benefit plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, in each case as approved by the Board of Directors, or if authority to establish such programs is delegated to it, the Compensation Committee.

3

Employer shall provide, at Employer’s expense, Executive the use of the automobile currently provided for Executive’s use, and when such automobile is sold or exchanged shall provide Executive an automobile consistent with the Employer’s automobile policy for senior executive officers as in effect from time to time. Employer shall provide Executive office space and administrative support to assist him to perform his duties and consistent with his position, which may include reasonable support for personal activities. Executive shall be entitled to four weeks of paid vacation each year, which will accrue and be paid out in conformity with Employer’s normal vacation pay practices. Executive also shall be entitled to indemnification by Employer to the fullest extent permitted by applicable law for all losses arising out of Executive’s services as an employee, officer or director of Employer or any of its subsidiaries, and Employer shall at all times while this Agreement is in effect include in its certificate of incorporation a provision making indemnification of its officers and directors to such extent mandatory. If Employer enters into separate agreements with its officers or directors providing for indemnification, Executive shall be entitled to an agreement no less favorable than those provided to other officers and directors. The Board of Directors, upon the recommendation of the Compensation Committee, may in its sole discretion grant such additional benefits to Executive from time to time as they deem proper and desirable.

     2.4 Expenses. During the term of his employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by him, in accordance with the policies and procedures from time to time adopted by Employer, including, without limitation, the requirement that Executive properly account for such business expenses in accordance with Employer policy.

     2.5 Options. Employer shall grant Executive an option to purchase 738,960 shares of Employer’s common stock, par value $0.0001 per share (the “Common Stock”), at a per share exercise price equal to the Fair Market Value (as defined below) of a share of Common Stock as of the date of the closing of the transactions contemplated by the Merger Agreement. Such options shall vest in 60 equal

4

monthly installments per full month of employment pursuant to a stock option agreement to be executed by Employer and Executive concurrently herewith in substantially the form of Exhibit A attached hereto.

     The “Fair Market Value” of one (1) share of Common Stock shall be the closing price of a share of the Employer’s Common Stock on the Nasdaq National Market on the effective date of the Merger.

     2.6 Acceleration of Options. The options granted pursuant to Section 2.5, and any other options to purchase Employer’s common stock which are subject to a vesting requirement, shall vest immediately prior to the effective time of a change of control. For purposes of this Agreement, a “Change of Control” of Employer shall be deemed to be (i) an acquisition of all or substantially all of the assets of Employer or (ii) a sale of stock or a merger, consolidation, reorganization or other combination or acquisition whereby (A) the existing stockholders of Employer and their affiliates do not retain at least a majority of the voting power of the capital stock of Employer or the surviving corporation and (B) a single previously unaffiliated investor owns (including such unaffiliated investor’s affiliates) a majority of the voting power of the capital stock of Employer or the surviving corporation. In no event shall a “Change of Control” include a transaction where prior existing stockholders of Employer and their affiliates hold less than a majority of the outstanding voting power of Employer’s capital stock due to the sale of shares of capital stock to the public or other investors, so long as no other single previously unaffiliated investor (including such unaffiliated investor’s affiliates) owns a majority of the voting power of Employer’s capital stock.

     2.7 Deductions and Withholdings. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by Executive and any deductions and withholdings required by law.

5

ARTICLE III.

TERM OF EMPLOYMENT

     3.1 Term. The term of this Agreement shall commence on the date hereof and shall continue through      , 2006 [three years from the closing date of the Merger], unless extended as hereinafter provided (the “Employment Term”).

     3.2 Extension of Term. The Employment Term automatically shall be extended by one year on each anniversary of its date, unless either party has given a written notice of non-extension at least thirty (30) days prior to such anniversary.

     3.3 Termination by Employer. Prior to the expiration of the Employment Term, Executive’s employment may be terminated, and he may be removed from any position as an officer of Employer or as an officer of Employer or any of its subsidiaries, either without Cause or for Cause by the action of Employer’s Board of Directors. For these purposes, termination for “Cause” shall mean termination because of Executive’s (a) material neglect of or failure to perform his duties or obligations hereunder, (b) except as permitted by Section 1.2, acceptance of a position with any other company which conflicts with Executive’s duties to Employer, (c) conviction of a felony leading to incarceration for at least thirty (30) days, or (d) conviction of a criminal offense having a demonstrably material adverse effect on Employer’s financial condition (as opposed to its stock price), including, without limitation, offenses under state or federal securities law, or laws prohibiting harassment or discrimination on the basis of gender, race, nationality, sexual orientation or religion. Poor financial performance or poor stock price performance of Employer shall not be in and of itself grounds for termination of Executive for Cause. The Board of Directors or the Compensation Committee shall deliver written notice of any alleged Cause to Executive, clearly delineating the grounds for alleging Cause, and if the basis stated in such notice is clause (a) or (b) above, Executive shall have thirty (30) days following receipt of such notice to cure or otherwise eliminate the conditions which are alleged to constitute grounds for

6

termination for Cause, in either case to the reasonable satisfaction of the Board of Directors, and if the basis stated in such notice is clause (d) above, Executive shall have the right to demonstrate that a conviction referred to in clause (d) should not be regarded as having a material adverse effect on Employer’s financial condition (as opposed to stock price). If Executive does not cure or otherwise eliminate such conditions within the thirty-day period or demonstrate the lack of a material adverse effect, as applicable, the Board of Directors shall deliver written notice to Executive of any decision to terminate Executive’s employment for Cause, and Executive shall have ten (10) days following receipt of such notice to demand arbitration of the issue as to whether or not Cause exists. Such arbitration shall be conducted in accordance with the terms of Section 6.3 below. Termination for Cause shall be effective only upon a final conclusion of the arbitration, but during the arbitration the Board of Directors may, subject to reinstatement, suspend Executive, with full pay, benefits, and continued option vesting, from all duties as an officer or executive of the Employer and its subsidiaries if it concludes its fiduciary duties to the Employer require such suspension.

     3.4 Termination by Executive For Good Reason. In the event (a) Executive’s title is reduced or Executive’s job responsibilities are materially reduced without Executive’s prior written consent (except in the case of (i) a suspension contemplated in Section 3.3, (ii) a reduction while Executive is incapable of performing his duties because of a condition or illness which if it continued would permit termination of Executive’s employment for disability, or (iii) a change in title or reduction in responsibilities required by a change in law or the rules of any securities exchange, including a requirement that a listed company have a non-employee Chairman), (b) Executive’s base salary is reduced or other benefits to be provided to Executive hereunder are materially reduced (except in the case of a reduction in benefits which applies to all senior executives in a similar manner), in either case without Executive’s prior written consent, (c) Employer’s principal office is relocated outside of the greater San Diego, California metropolitan area without Executive’s prior written consent, or (d) Employer fails to pay Employee any compensation when due, then Executive shall have the right to

7

terminate this Agreement by giving written notice of such termination to Employer and such termination shall have the same consequences as a termination of Executive by Employer without Cause. In the case of a claim by Executive under this Section 3.4, Employer shall have thirty (30) days to cure or otherwise eliminate the alleged grounds for termination and the right to arbitrate any such claim in accordance with Section 8.3 below.

     3.5 Termination Due to Death or Disability. Executive’s employment hereunder shall terminate immediately upon his death. In the event that by reason of major injury, illness or other major physical or mental impairment Executive shall be (a) substantially unable to perform his services hereunder for more than 90 consecutive days or (b) substantially unable to perform his services hereunder for a total of 120 days in any twelve-month period, then Employer may terminate Executive’s employment hereunder. The parties shall agree upon an independent, qualified physician to evaluate Executive’s condition. If the parties are unable to agree upon the physician to conduct such evaluation, an independent, qualified physician will be appointed by an arbitrator. If such independent, qualified physician certifies to Employer’s Board of Directors that any such condition renders Executive substantially unable to perform his duties, the Board of Directors may assign Executive’s duties or authority to others prior to the completion of the periods described in clauses (a) and (b) of the preceding sentence, and such assignment of duties or authority shall not be a basis for Executive to terminate this Agreement under Section 3.4. Executive’s beneficiaries, estate, heirs, representatives or assigns, as appropriate, shall be entitled to the proceeds, if any, due under any Employer-paid life insurance policy held by Executive, as determined by and in accordance with the terms of any such policy, as well as any vested benefits such as accrued vacation benefits and stock options.

8

ARTICLE IV.

BENEFITS AFTER TERMINATION OF EMPLOYMENT

     4.1 Benefits Upon Termination. Upon termination of Executive’s employment under this Agreement by the Employer under Section 3.3 for Cause or Section 3.5 due to death or disability) or upon the resignation of Executive (other than a resignation by Executive under Section 3.4 (Termination by Executive for Good Reason)), all salary and benefits of Executive hereunder shall cease immediately; provided, however, that if there is a termination of this Agreement under Section 3.5 as a result of the disability of Executive, then Executive shall be entitled to continue to participate in any medical and disability plans or programs then in effect for senior executive officers of Employer for the duration of the Employment Term. If Executive’s employment is terminated by Employer without Cause, except for a termination for death or disability under Section 3.5, or if Executive terminates his employment under Section 3.4 hereof, Executive shall be entitled to (a) a lump sum cash severance payment in an amount equal to Executive’s then effective base salary for the remainder of the Term, or if there are fewer than twelve months remaining in the Term, for twelve months, payable within 10 days of the date of such termination, and the vesting of all stock options issued to Executive under any Employer stock option plan, and (b) the inclusion in Employer’s medical plan, disability plan and other benefit plans for the remainder of the Employment Term. Notwithstanding the foregoing, the Employer may reduce the severance benefits provided hereunder to the extent reasonably necessary, based on the written opinion of an independent tax advisor, to avoid lost deductions under Section 280G of the Code or excise taxes under Section 4999 of the Code (or any successors to such provisions) but shall honor any reasonable request by Executive about which benefits shall be reduced.

     4.2 Rights Against Employer. The benefits payable under this Article IV are exclusive, and no amount shall become payable to any person (including Executive) by reason of the termination of this Agreement under Section 3.3 (Termination by Employer) or Section 3.5 (Termination

9

Due to Death or Disability) or upon the resignation of Executive, except as otherwise provided in this Article IV, including, without limitation, under Section 3.4 (Termination by Executive for Good Reason).

ARTICLE V.

CONFIDENTIAL INFORMATION

     5.1 Executive acknowledges that Employer holds as confidential, and Executive has previously had access, and expects to continue to have access during the Employment Term, to certain information and knowledge respecting the intimate and confidential affairs of Employer in the various phases of its business, including, but not limited to, trade secrets, data, improvements, inventions, techniques, marketing plans, forecasts, pricing information and customer lists. During his employment by Employer and for a period of no less than three years thereafter, Executive shall not directly or indirectly disclose such information to any person or use any such information, except as required in the course of his employment during the Employment Term. Further, during the Term and for a period of three years thereafter, Executive agrees not to solicit for employment, or assist (including by identification as a prospective candidate) any third party to solicit for employment any person employed by Employer during the Term or during the three-year period following the Term without the prior permission of Employer’s Board of Directors. However, if Executive’s employment is terminated by Employer or if Executive terminates his employment for good reason under Section 3.4, the restrictions concerning solicitation of employees in the preceding sentence shall apply only for sixty (60) days after such termination.

ARTICLE VI.

GENERAL PROVISIONS

     6.1 Entire Agreement. This Agreement contains the entire understanding and sole and entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, negotiations and discussions between the parties hereto with respect to the subject

10

matter covered hereby, including, without limitation, the Prior Employment Agreement, which shall be of no further force and effect. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but rather only by an agreement in writing signed by Employer and Executive which specifically states the intent of the parties to amend this Agreement.

     6.2 Assignment and Binding Effect. Neither this Agreement nor his rights or obligations hereunder shall be assignable by Executive. Employer may assign this Agreement to any successor of Employer, and upon such assignment any such successor shall be deemed substituted for Employer upon the terms and subject to the conditions hereof.

     6.3 Arbitration. The parties hereto agree that disputes between Executive and the Employer under this Agreement shall be submitted to final and binding arbitration, unless the parties otherwise agree. Such arbitration shall take place in San Diego, California pursuant to the Employment Dispute Rules of the American Arbitration Association (“AAA”), except as otherwise agreed to by the parties. The arbitrator shall be selected by the AAA, and such selection is intended to be private, confidential and decided on an expedited basis. The parties hereto agree that (a) they will request the AAA and the arbitrator that the matter be heard within sixty (60) days after the demand is submitted and the decision be rendered within ten (10) days after the hearing is concluded, (b) both parties will keep confidential the filing of the arbitration (except to the extent the Employer concludes that a public announcement is appropriate under applicable securities laws or stock exchange policies or regulations) and the evidence and other information exchanged and (c) the decision of the arbitrator shall be final, binding and non-appealable. Employer shall pay the fees of the AAA and the arbitrator and expenses associated with such proceeding. At the request of the prevailing party, the arbitrator may award the costs and expenses of the arbitration (including the prevailing party’s attorney fees and expenses) as a

11

component of the damages, if any, sustained by the prevailing party, but shall not have the authority to award punitive or exemplary damages.

     6.4 No Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or be construed as a further or continuing waiver of any such term, provision or condition, or as a waiver of any other term, provision or condition of this Agreement.

     6.5 Governing Law; Rules of Construction. This Agreement has been negotiated and executed in, and shall be governed by and construed in accordance with the laws of, the State of California. Captions of the several Articles and Sections of this Agreement are for convenience of reference only, and shall not be considered or referred to in resolving questions of interpretation with respect to this Agreement.

     6.6 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, or when deposited in the United States mail, postage pre-paid, addressed to Employer or Executive at their respective addresses set forth below. Each party may change its address by written notice in accordance with this Section 6.6.

Address for Employer:	Stratagene Holding Corporation
11011 North Torrey Pines Road
La Jolla, California 92037

Attention:	Chief Financial Officer
Address for Executive:Joseph A. Sorge
144 10th Street
Del Mar, California 92014

     6.7 Severability. The provisions of this Agreement are severable. If any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the

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remainder of the provisions or enforceable parts hereof shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

     6.8 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

EMPLOYER:

STRATAGENE HOLDING CORPORATION,
a Delaware corporation

By:

Name:

Title:

EXECUTIVE:

JOSEPH A. SORGE

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EXHIBIT A

FORM OF STOCK OPTION AGREEMENT

NON-QUALIFIED STOCK OPTION AGREEMENT

     THIS AGREEMENT (the “Agreement”), dated as of      , 2003 , is made by and between Stratagene Holding Corporation, a Delaware corporation, hereinafter referred to as the “Company,” and Joseph A. Sorge, an Employee of the Company or a Subsidiary of the Company, hereinafter referred to as “Optionee.”

     WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase shares of Common Stock of the Company;

     WHEREAS, the Company and the Optionee have entered into that certain Amended and Restated Employment Agreement, dated as of      , 2003 (the “Employment Agreement”), which is conditioned upon execution of this Agreement by the Company and the Optionee;

     WHEREAS, the Company wishes to carry out the Year 2000 Stock Option Plan of Stratagene Holding Corporation (the “Plan”) (the terms of which are hereby incorporated by reference and made a part of this Agreement);

     WHEREAS, the Administrator of the Plan has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the Non-Qualified Stock Option (the “Option”) provided for herein to the Optionee as an inducement to enter into or remain in the service of the Company or its Subsidiaries and as an incentive for increased efforts during such service and has advised the Company thereof and instructed the undersigned officers to issue said Option.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

     Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates. Any term not otherwise defined herein shall have the meaning set forth in the Plan.

     1.1 Administrator. “Administrator” shall have the meaning set forth in Section 1.1 of the Plan.

     1.2 Board. “Board” shall mean the Board of Directors of the Company.

     1.3 Cause. Notwithstanding anything in the Plan to the contrary, “Cause” shall have the meaning given to such term in the Employment Agreement.

     1.4 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

     1.5 Common Stock. “Common Stock” shall mean the common stock of the Company, par value $0.0001 per share, or shares of stock or other securities into which such shares are converted, reclassified or exchanged.

     1.6 Company. “Company” shall mean Stratagene Holding Corporation, a Delaware corporation.

     1.7 Director. “Director” shall mean a member of the Board.

     1.8 Employee. “Employee” shall mean any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Code) of the Company, or of any corporation which is then a Parent Corporation or a Subsidiary, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

     1.9 Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     1.10 Fair Market Value. “Fair Market Value” of a share of Common Stock as of a given date shall be: (a) the average of the daily closing or sales prices of a share of Common Stock on the principal exchange or on Nasdaq on which shares of Common Stock are then trading or quoted, if any, for the ten trading day period ending on the trading day previous to such date; or (b) if such Common Stock is not publicly traded on an exchange and not quoted on Nasdaq, the fair market value established by the Board acting in good faith. Notwithstanding the foregoing, if the Board determines that the value of the Common Stock determined under clause (a) above does not accurately reflect the fair market value of the Common Stock as of a given date, then the Board acting in good faith shall establish the fair market value of such stock.

     1.11 Option. “Option” shall mean the Non-Qualified Option granted under this Agreement and Article III of the Plan.

     1.12 Optionee. “Optionee” shall mean the Employee granted the Option under this Agreement.

     1.13 Plan. “Plan” shall mean The Year 2000 Stock Option Plan of Stratagene Holding Corporation, as amended from time to time.

     1.14 Secretary. “Secretary” shall mean the Secretary of the Company.

     1.15 Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

     1.16 Subsidiary. “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last

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corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     1.17 Termination of Employment. “Termination of Employment” shall mean the time when the employee-employer relationship between the Optionee and the Company or any Subsidiary is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (a) at the discretion of the Administrator, any termination where there is a simultaneous reemployment or continuing employment of the Optionee by the Company or any Subsidiary, (b) at the discretion of the Administrator, any termination which results in a temporary severance of the employee-employer relationship, and (c) at the discretion of the Administrator, any termination which is followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee. Subject to the terms of the Employment Agreement, the Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for Cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment. Notwithstanding any other provision of the Plan, the Company or any Subsidiary shall have an absolute and unrestricted right to terminate an Optionee’s service at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in writing.

ARTICLE II

GRANT OF OPTION

     2.1 Grant of Option. In consideration of the Optionee’s agreement to remain in the employ of the Company or its Subsidiaries and for other good and valuable consideration, effective as of      , 2003 (the “Date of Grant”), the Company irrevocably grants to the Optionee the option to purchase any part or all of an aggregate of 738,960 shares of Common Stock upon the terms and conditions set forth in this Agreement.

     2.2 Purchase Price. The purchase price of the shares of Common Stock covered by the Option shall be $          per share without commission or other charge.

     2.3 Consideration to Company. In consideration of the granting of the Option by the Company, the Optionee agrees to render faithful and efficient services to the Company or any Subsidiary, with such duties and responsibilities as the Company shall from time to time prescribe for a period of at least one (1) year from the date this Option is granted. Nothing in the Plan or this Agreement shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause.

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ARTICLE III

PERIOD OF EXERCISABILITY

     3.1 Commencement of Exercisability.

     (a)  Subject to subsection (c) of this Section 3.1 and Sections 3.3 and 5.14, the shares subject to the Option shall vest and become exercisable in 60 equal monthly installments commencing on the date hereof, with the first monthly installment vesting on      ,      and each successive monthly installment vesting on the monthly anniversary of such date until all of the shares subject to the Option have vested.

     (b)  No portion of the Option which is unexercisable at Termination of Employment shall thereafter become exercisable.

     (c)  Notwithstanding any other provision of this Agreement or the Plan to the contrary, in the event of a Change of Control (as defined below), the Option shall, immediately prior to the effective time of the Change of Control, automatically become fully exercisable for all of the shares of Common Stock at the time subject to the Option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. For purposes of this Agreement, a “Change of Control” of the Company shall be deemed to be (i) an acquisition of all or substantially all of the assets of the Company or (ii) a sale of stock or a merger, consolidation, reorganization or other combination or acquisition whereby (A) the existing stockholders of the Company and their affiliates do not retain at least a majority of the voting power of the capital stock of the Company or the surviving corporation and (B) a single previously unaffiliated investor owns (including such unaffiliated investor’s affiliates) a majority of the voting power of the capital stock of the Company or the surviving corporation. In no event shall a “Change of Control” include a transaction where prior existing stockholders of the Company and their affiliates hold less than a majority of the outstanding voting power of the Company’s capital stock due to the sale of shares of capital stock to the public or other investors, so long as no other single previously unaffiliated investor (including such unaffiliated investor’s affiliates) owns a majority of the voting power of the Company’s capital stock.

     3.2 Duration of Exercisability. The installments provided for in Section 3.1 are cumulative. Each such installment which becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable under Section 3.3.

     3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

     (a)  the expiration of ten (10) years from      , 2003; or

     (b)  the time of the Optionee’s Termination of Employment by reason of the Optionee’s discharge for Cause; or

     (c)  the expiration of three (3) months from the date of the Optionee’s Termination of Employment (other than in the event that such Termination of Employment is by

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reason of the Optionee’s death or disability or the Optionee’s discharge for Cause), unless the Optionee dies within said three-month period; or

     (d)  the expiration of one (1) year from the date of the Optionee’s Termination of Employment by reason of the Optionee’s disability; or

     (e)  the expiration of one (1) year from the date of the Optionee’s death.

ARTICLE IV

EXERCISE OF OPTION

     4.1 Person Eligible to Exercise. During the lifetime of the Optionee, only the Optionee may exercise the Option or any portion thereof. After the death of the Optionee, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by a beneficiary designated by the Optionee, the Optionee’s personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

     4.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3; provided, however, that each partial exercise shall be for not less than One Thousand (1,000) shares and shall be for whole shares only.

     4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary or the Secretary’s office of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3:

     (a)  Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator; and

(b) (i) Full payment (in cash or by check) for the shares with respect to which such Option or portion thereof is exercised; or

(ii) With the consent of the Administrator, the delivery of shares of Common Stock which have been owned by the Optionee for at least six months, duly endorsed for transfer to the Company, or, subject to the timing requirements of Section 5.4 of the Plan, the surrender of shares of Common Stock then issuable upon exercise of the Option, with a Fair Market Value on the date of Option exercise equal to the aggregate purchase price of the shares with respect to which such Option or portion thereof is exercised; or

(iii) With the consent of the Administrator, the delivery of a notice that the Optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been

5

directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale; or

(iv) With the consent of the Administrator, any combination of the consideration provided in the foregoing subparagraphs (i), (ii) and (iii); and

     (c)  A bona fide written representation and agreement, in a form satisfactory to the Administrator, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of stock are being acquired for the Optionee’s own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above. The Administrator may, in its absolute discretion, take whatever additional actions it deems appropriate to ensure the observance and performance of such representation and agreement and to effect compliance with the Securities Act and any other federal or state securities laws or regulations. Without limiting the generality of the foregoing, the Administrator may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on an Option exercise does not violate the Securities Act, and may issue stop-transfer orders covering such shares. Share certificates evidencing Common Stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of this subsection (c) and the agreements herein. The written representation and agreement referred to in the first sentence of this subsection (c) shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Securities Act, and such registration is then effective in respect of such shares;

     (d)  Full payment to the Company (or other employer corporation) of all amounts which, under federal, state or local tax law, it is required to withhold upon exercise of the Option; with the consent of the Administrator, (i) shares of the Common Stock owned by the Optionee duly endorsed for transfer, or (ii) subject to the timing requirements of Section 5.4 of the Plan, shares of the Common Stock issuable to the Optionee upon exercise of the Option, having a Fair Market Value at the date of Option exercise equal to the minimum amount required to be withheld based on the statutory withholding rates for federal and state tax purposes that apply to supplemental taxable income, may be used to make all or part of such payment; and

     (e)  In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

     4.4 Conditions to Issuance of Stock Certificates. The shares of Common Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and non-assessable. The Company shall not be

6

required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

     (a)  the admission of such shares to listing on all stock exchanges on which such Common Stock is then listed; and

     (b)  the completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; and

     (c)  the obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and

     (d)  the receipt by the Company of full payment for such shares, including payment of all amounts which, under federal, state or local tax law, it is required to withhold upon exercise of the Option; and

     (e)  the lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

     4.5 Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any part of the Option unless and until certificates representing such shares shall have been issued by the Company to such holder.

ARTICLE V

OTHER PROVISIONS

     5.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan and this Agreement.

     5.2 Option Not Transferable. Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or the Optionee’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition

7

thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent (a) transfers by will or by the applicable laws of descent and distribution, (b) the designation by the Optionee of a beneficiary to exercise the Optionee’s Option (or any portion thereof) under this Agreement after the Optionee’s death, or (c) transfers in accordance with such requirements as are prescribed by the Administrator and in accordance with the Code and applicable regulations.

     5.3 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

     (a)  Subject to Section 7.3 of the Plan, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator’s sole and absolute discretion, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of

(i) the number and kind of shares of Common Stock (or other securities or property) subject to the Option, and

(ii) the exercise price with respect to the Option.

     Any such adjustment made by the Administrator shall be final and binding upon the Optionee, the Company and all other interested persons.

     (b)  Subject to Section 7.3 of the Plan, in the event of any transaction or event described in Section 5.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, by action taken prior to the occurrence of such transaction or event and either automatically or upon the Optionee’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) to provide for either the purchase of the Option for an amount of cash equal to the amount that could have been attained upon the exercise of the Option or realization of the Optionee’s rights had the Option been currently exercisable or payable or

8

fully vested or the replacement of the Option with other rights or property selected by the Administrator in its sole discretion;

(ii) to provide that the Option cannot vest, be exercised or become payable after such event;

(iii) to provide that the Option shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of the Option;

(iv) to provide that the Option be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

(v) to make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to the Option, and in the number and kind and conditions of (including the exercise price), and the criteria included in, the Option.

     5.4 Shares to Be Reserved. The Company shall at all times during the term of the Option reserve and keep available such number of shares of stock as will be sufficient to satisfy the requirements of this Agreement.

     5.5 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to the Optionee at the address given beneath the Optionee’s signature hereto. By a notice given pursuant to this Section 5.5, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of such representative’s status and address by written notice under this Section 5.5. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

     5.6 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

     5.7 Construction. This Agreement shall be administered, interpreted and enforced under the laws of the State of Delaware without regard to conflicts of laws thereof.

     5.8 Conformity to Securities Laws. The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan

9

and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

     5.9 Lock-Up Period. The Optionee hereby agrees that if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act, the Optionee shall not sell or otherwise transfer any shares of Common Stock purchased upon exercise of the Option or other securities of the Company during the 180-day period (or such longer period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the “Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that such restriction shall apply only to the first registration statement of the Company to become effective under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

     5.10 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, that cannot be resolved between the parties in a timely manner shall be resolved through final and binding arbitration in San Diego, California in accordance with the then-existing commercial arbitration rules (the “Rules”) of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrators may be entered in any court having competent jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of Delaware, regardless of its or any other jurisdiction’s choice of law principles. In any such arbitration, the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three (3) members, one of whom shall be appointed by each party and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of the two party-appointed arbitrators. In the event that either party shall fail to appoint an arbitrator within ten (10) days after the demand for arbitration, such arbitrator shall be appointed by the AAA in accordance with the Rules. The arbitration shall take place within forty-five (45) days of the demand for arbitration. The arbitrators shall render their decision in writing to the Company, the Optionee and their respective counsel within twenty (20) days of the completion of the arbitration. In no event shall the demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such a claim, dispute or other matter in question would be barred by the applicable statute of limitations. In the event of any such arbitration, the parties shall bear their own costs. Notwithstanding the above, nothing herein shall require the Company to arbitrate any claim involving alleged breaches by the Optionee of his or her duties to maintain the confidentiality of the Company’s confidential or proprietary information, including trade secrets, or to disclose and assign inventions to the Company. Such claims may be the subject of a court action seeking legal or equitable relief.

     5.11 Power of Attorney. The Optionee’s spouse hereby appoints the Optionee his or her true and lawful attorney in fact, for his or her and in his or her name, place and stead, and for his or her use and benefit, to agree to any amendment or modification of this Agreement and to execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. The Optionee’s spouse further gives and

10

grants to the Optionee as his or her attorney in fact full power and authority to do and perform every act necessary and proper to be done in the exercise of any of the foregoing powers as fully as he or she might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that the Optionee shall lawfully do and cause to be done by virtue of this power of attorney.

     5.12 Integration. This Agreement and the Employment Agreement represent the entire agreement and understanding among the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral. The Optionee agrees that this Agreement is in full and final satisfaction of any commitments, liabilities or other obligations of the Company with respect to the subject matter hereof and any and all rights of the Optionee to purchase shares of stock of the Company not otherwise set forth in this Agreement, the Employment Agreement or another express written agreement which has been duly executed and delivered by both the Company and the Optionee.

     5.13 Amendments, etc.. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Optionee or such other person as may be permitted to exercise the Option pursuant to Section 4.1 and by a duly authorized representative of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

STRATAGENE HOLDING CORPORATION

By:

Its:

Optionee

Address

Optionee’s Social Security Number:

     The undersigned spouse of Optionee has read and hereby approves the foregoing Non-Qualified Stock Option Agreement. In consideration of the Company’s granting the Optionee the right to acquire shares of its Common Stock in accordance with the terms of such Agreement, the undersigned hereby agrees to be irrevocably bound by all of the terms and provisions of such Agreement.

Optionee’s Spouse

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EXHIBIT E

Directors of Stratagene after the Merger

Joseph A. Sorge

Carlton J. Eibl
Robert Mannion
J. David Tholen
John Reed

Audit Committee

Robert Mannion, Chair
Carlton J. Eibl
John Reed

Compensation Committee

J. David Tholen, Chair
Carlton J. Eibl
Robert Mannion

Nominating Committee

Entire Board of Directors